As filed with the Securities and Exchange Commission on August 18, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Fieldstone Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	74-2874689 (I.R.S. Employer Identification No.)

11000 Broken Land Parkway
Suite 600
Columbia, Maryland 21044

(Address, Including Zip Code, of
Principal Executive Offices)

FIELDSTONE INVESTMENT CORPORATION EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Michael J. Sonnenfeld
President and Chief Executive Officer
Fieldstone Investment Corporation
11000 Broken Land Parkway

Columbia, Maryland 21044

(Name and Address of Agent for Service)

(410) 772-7200

(Telephone Number, Including Area Code, of Agent for Service)

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $.01 per share	836,000(2a) 1,854,616(2b)	$14.86(2a) $12.93 (2b)	$12,422,960(2a) $23,980,185(2b)	Total:	$1,462.18(2a) 2,822.47(2b) $4,284.65

(1)    This registration statement covers, in addition to the number of shares of Fieldstone Investment Corporation’s common stock stated above, an indeterminate amount of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)    Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based upon (a) the weighted average option exercise price of $14.86 per share for the 836,000 shares of common stock issuable upon the exercise of currently outstanding options under the Fieldstone Investment Corporation Equity Incentive Plan (the “Plan”) and (b) the average of the high and low prices for the common stock as reported on The Nasdaq Stock Market on August 17, 2005, which was $12.93, with respect to the 1,854,616 shares of common stock available for grant, or previously issued, under the Plan.

EXPLANATORY NOTE

Fieldstone Investment Corporation (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its common stock issued or available for issuance under the Fieldstone Investment Corporation Equity Incentive Plan (the “Plan”).

This Registration Statement contains a reoffer prospectus prepared in accordance with Instruction C of the General Instructions to Form S-8 and Part I to Form S-3. This reoffer prospectus may be utilized by certain participants under the Plan to cover reoffers and resales of the shares of common stock received as grants under, or as a result of the exercise of stock options granted under, the Plan. This Registration Statement also contains the information required pursuant to Part II of Form S-8.

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8, these documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

2,340,116 Shares

Fieldstone Investment Corporation

Common Stock

This prospectus relates to the reoffer and resale, from time to time, of up to 2,340,116 shares of our common stock by or for the account of certain of our officers, directors and employees, whom we also refer to in this prospectus as the selling stockholders, in order to permit such persons to sell or otherwise dispose of shares of our common stock that they have received, or may receive, under the Fieldstone Investment Corporation Equity Incentive Plan, or Plan.

The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any stock exchange or market on which our common stock is then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices.

Our common stock currently trades on the Nasdaq National Market under the symbol “FICC.” The last reported sale price of our common stock on August 17, 2005 was $12.95 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2005.

You may rely only on information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, to enable selling stockholders, from time-to-time, to sell the securities described in this prospectus in one or more offerings.

The information in this prospectus speaks as of the date of this prospectus and may not reflect changes in our affairs. This prospectus may also be accompanied by a prospectus supplement that may include additional risk factors or other special considerations, and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the documents incorporated herein by reference and the additional information described under the heading “Where You Can Find More Information About Fieldstone Investment Corporation.”

In this prospectus, unless the context indicates otherwise, references to “our company,” “we,” “our” and “us” refer to the activities of, and the assets and liabilities of, the business and operations of Fieldstone Investment Corporation (Fieldstone Investment) and its subsidiaries. References to “Fieldstone Mortgage” refer to the activities of our principal operating subsidiary, Fieldstone Mortgage Company.

SUMMARY

Our Company

We own and manage a portfolio of non-conforming residential mortgage loans originated primarily by our operating subsidiary, Fieldstone Mortgage Company, and we have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax, and we intend to retain our net gains on sales of loans to build our capital base. In order to meet some of the requirements to qualify as a REIT, we conduct all of our loan origination, processing, underwriting, sales and servicing functions through Fieldstone Mortgage, which we have elected to treat as a taxable REIT subsidiary. Founded in 1995, Fieldstone Mortgage is a nationwide residential mortgage banking company that originates, sells and services non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by 15 regional wholesale operations centers and a network of retail branch offices located throughout the country.

Our Principal Office

Our principal offices are located at 11000 Broken Land Parkway, Columbia, Maryland 21044. Our telephone number is (410) 772-7200. Our website is www.FieldstoneInvestment.com. Fieldstone Mortgage’s website is www.fmcc.com or www.FieldstoneMortgage.com. The information on our websites does not constitute a part of this prospectus.

Restrictions on Ownership of Our Common Stock

Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our charter documents generally prohibit any stockholder from actually or constructively owning more than 9.8% of the outstanding shares of our common stock. Our board may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if our board is presented with satisfactory evidence that the ownership will not then or in the future jeopardize our REIT status. Our charter also prohibits certain cooperatives, governmental entities and tax-exempt organizations that are exempt from the unrelated business income tax from owning our shares because a tax could be imposed on us if our shares are held by these entities.

Our Corporate History

We were formed on August 20, 2003 as a Maryland corporation and a wholly owned subsidiary of Fieldstone Holdings Corp., a Delaware corporation. In 1998, Fieldstone Holdings acquired Fieldstone Mortgage Company, a Maryland corporation formed in 1995 that has been originating and selling residential mortgage loans since 1996. On November 14, 2003, we completed a private offering of 47.15 million shares of our common stock pursuant to Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended (referred to herein as the 144A Offering), which yielded net proceeds of approximately $658.1 million. In connection with the private offering, we merged with Fieldstone Holdings. As the surviving entity, we succeeded to all of the assets and liabilities of Fieldstone Holdings, and Fieldstone Mortgage became our wholly owned principal operating subsidiary.

Pursuant to the merger, the shareholders of Fieldstone Holdings received 565.38168 shares of our common stock for each share of common stock of Fieldstone Holdings. Immediately following the closing of the 144A Offering, we redeemed the shares of common stock held by a group of former shareholders of Fieldstone Holdings for approximately $188.1 million of the net proceeds of the 144A Offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. Any of the following factors could harm our business, financial condition and results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Business

We have invested the substantial majority of our shareholders’ equity in a portfolio of non-conforming mortgage loans held for investment financed by pledging the loans to secure mortgage-backed securities. We have a limited operating history with building and managing an investment portfolio, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

In August 2003, we began implementing our portfolio strategy of retaining a substantial portion of the non-conforming loans we originate, financed by issuing mortgage-backed securities secured by these loans. From August 1, 2003 through December 31, 2003, we retained 50% of the non-conforming loans we originated during that period. For the year ended December 31, 2004, we retained 66% of the non-conforming loans we originated during that period. The percentage of non-conforming loans retained, and the rate at which we will invest all of the proceeds of the 144A Offering by retaining non-conforming loans, will vary based primarily upon the availability of loans that meet our investment criteria, which criteria are subject to change due to market conditions or other factors. After we have invested all of the proceeds, the percentage of loans we retain will vary based primarily upon the rate of prepayments of principal on the loans we hold in our portfolio and the availability of loans which meet our investment criteria, unless we change our targeted leverage or raise additional equity. Our ability to complete securitizations in the future will depend upon a number of factors, including the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain credit enhancement. In addition, poor performance of any pool of loans that we securitize could increase the expense of any of our subsequent securitizations. If we are unable to securitize efficiently the loans in our portfolio, then our revenues for the duration of our investment in those loans could decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure you that we will be able to complete loan securitizations in the future on favorable terms, or at all.

We do not have comprehensive historical loan performance data on our loans sold on which to base future loan performance estimates on our loans held for investment. If we do not receive the payments from the loans that we anticipate, our revenues may be insufficient to cover our costs to originate, the interest expense and the losses on these loans, as well as the repayment of principal on the warehouse or securitization debt used to finance these loans.

Through June 2003, we sold all of the loans that we originated on a whole-loan, servicing-released basis. As a result, we are unable to track the delinquency, loss and prepayment history of these loans. Consequently, we do not have representative historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating future delinquency, loss and prepayment rates for our originated loans. In view of our lack of historical loan performance data, it is extremely difficult to validate our loss or prepayment assumptions used to calculate assumed net interest income in current and future securitizations of our non-conforming loans. If we do not receive the payments from the loans that we have anticipated, our revenues may be insufficient to cover our costs to originate, the interest expense and losses on these loans, as well as the repayment of principal on the warehouse and securitization debt used to finance these loans. The greater the difference between our assumptions and actual performance proves to be, the greater the effect will be on our earnings, the interest rates and over-collateralization levels of our mortgage-backed securities and the timing and receipt of our future revenues, the value of the residual interests held on our statement of condition and our cash flow.

Dependence upon financing facilities and securitizations and our ability to maintain our status as a REIT may create liquidity risks.

Pending sale or securitization of a pool of mortgage loans, we will finance mortgage loans that we originate through borrowings under our warehouse lines and repurchase facilities. It is possible that our warehouse lenders could experience changes in their ability to advance funds to us, independent of our performance or the performance of our loans. In addition, if the regulatory capital requirements imposed on our lenders change, our lenders may be required to increase significantly the cost of the lines of credit that they provide to us. Our repurchase facilities are dependent on our counterparties’ ability to re-sell loans originated by us to third parties. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected.

We finance substantially all of our loans through three warehouse lines, two repurchase facilities and one conduit commercial paper facility. Each of these facilities is cancelable by the lender for cause at any time. As of July 31,  2005, the maximum available outstanding balance under these six facilities was $2.5 billion. The initial term of each facility is generally 364 days or less, and the facilities mature at various times during the year. We cannot provide any assurances that we will be able to extend these existing facilities on favorable terms, or at all. If we are not able to renew any of these credit facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may not be able to originate new loans or continue to fund our operations.

Cash could be required to meet margin calls under the terms of our borrowings in the event that there is a decline in the market value of the loans that collateralize our debt, the terms of short-term debt becomes less attractive, or for other reasons. If we are required to meet significant margin calls, we may not be able to originate new loans or continue to fund our operations.

Liquidity risks associated with credit enhancements provided in connection with our securitizations.

In connection with our securitizations, we provide credit enhancement for a portion of the mortgage-backed securities that we issue called “senior securities.” The credit enhancement for the senior securities comes primarily from either designating another portion of the securities we issue as “subordinate securities” (on which the credit risk from the loans is concentrated), purchasing financial guaranty insurance policies for the loans, or both. The market for subordinate securities could become temporarily illiquid or trade at steep discounts, thereby reducing the cash flow we receive over time from the loans securing our mortgage-backed securities. If we purchase financial guaranty insurance policies and the expense of these insurance policies increases, our net income will be reduced as the cost of borrowing increases. While we have used these senior and subordinated credit enhancement features in connection with our previous securitizations, we cannot assure you that these features will be available at costs that would allow us to achieve our desired level of net income from future securitizations.

Some of the mortgage-backed securities that we have issued and intend to issue in the future to finance our portfolio of loans require, or will require, in the early years after issuance of the mortgage-backed securities that we “lock out” cash flows and receive less than our pro-rata share of cash flows from principal payments. In addition, if the performance of the loans pledged to collateralize the mortgage-backed securities is worse than the thresholds set forth in the securitization documents, then the net interest income we would otherwise receive will be held as over-collateralization reserves to provide additional credit enhancements for the outstanding senior securities.

If prepayments on the loans securitizing any of our mortgage-backed securities slow or our credit quality deteriorates, cash flow that we might otherwise receive in connection with the mortgage-backed securities might be delayed significantly.

Liquidity risks associated with our REIT status.

If our minimum distribution required to maintain our REIT status exceeds our cash available for distribution, because our income for tax purposes exceeded our cash flow from operations, we could be forced to borrow funds, sell assets or raise capital on unfavorable terms in order to maintain our REIT status. Additionally, negative cash flow could threaten our continued ability to satisfy the income and assets tests necessary to maintain our status as a REIT or our solvency. See “—Risks Associated with our Organization and Structure.”

Liquidity risks associated with the change in our business strategy.

In August 2003, we began to retain a portion of our non-conforming loans to build a portfolio of non-conforming mortgages and issue mortgage-backed securities, rather than selling these loans for a gain shortly after origination. As indicated above, some of the mortgage-backed securities that we have issued and expect to issue in the future may, for an initial period, require that any excess cash flow from the mortgages (after payments required to be made to the senior securities and to the sub-servicer) be retained in an issuing trust to build over-collateralization to support the senior securities we have sold. Accordingly, we may receive little or no cash as the owner of the loans during that initial period. For some period of time our portfolio of securitized loans may not generate sufficient net interest income to cover our operating expenses, and in this event we will use cash and unborrowed collateral, as we continue to originate new loans for our portfolio. This amount is comprised of the proceeds remaining from the 144A Offering and retained earnings. If we have fully invested all of our cash and unborrowed collateral prior to our portfolio generating sufficient cash for us to fund our operations, if it ever does, then we will need to either restructure the mortgage-backed securities supporting our portfolio, sell additional shares of capital stock or debt securities to generate additional working capital or, if we are unable to sell additional securities on reasonable terms or at all, we will need to either reduce our origination business or sell a higher portion of our loans. If we sell our loans rather than put them into our investment portfolio, then we will reduce the rate at which we increase our portfolio and we will owe taxes relative to any gains we achieve by selling our loans. In the event that our liquidity needs exceed our available capital, we may need to sell assets at an inopportune time, which will result in a reduction in our earnings.

The failure to prevail in our litigation with our former shareholders could have a negative effect on our liquidity.

On November 10, 2003, we entered into a redemption agreement with the holders of 94.83% of our common stock prior to the closing of the 144A Offering. Under the terms of the redemption agreement, the redemption price of the shares was to be $13.95 per share (the offering price of the shares in the 144A Offering ($15.00 per share), net of the initial purchaser’s discount ($1.05)), subject to the following adjustments: the redemption price would be increased or reduced by the amount by which our net worth on the day immediately prior to the closing of the 144A Offering (November 13, 2003), calculated in accordance with generally accepting accounting principles, was greater than or less than $50 million and increased or reduced by 3.0% of the amount by which the principal balance of our inventory of non-conforming loans as of the close of business on the day immediately prior to the closing of the 144A Offering (November 13, 2003) was greater than or less than $1.0 billion. These adjustments were estimated prior to the closing of the 144A Offering, but the adjustments were subject to a post-closing audit to be performed by KPMG LLP. We estimated these adjustments prior to the closing of the 144A Offering, and based on these estimates, we redeemed the shares for $186,286,482, subject to the post-closing audit. KPMG conducted its post-closing audit of our November 13, 2003 balance sheet and submitted its audit report on January 12, 2004. Based on this audit report, we remitted an additional $1,820,443 as part of the redemption price, for a total redemption price of $188,106,925, or $13.22 per redeemed share.

On May 24, 2004, our former shareholders prior to the closing of the 144A Offering filed a lawsuit against us alleging that the shareholders are entitled to an additional post-closing redemption price payment of between $15.8 million and $19.8 million. These shareholders’ shares were redeemed following the closing of the 144A Offering, for approximately $188.1 million. On June 14, 2004, we filed our answer generally denying all of the allegations in the complaint. The redemption agreement between the redeemed shareholders and us required us to adjust the redemption price we paid to the redeemed shareholders based on our November 13, 2003 balance sheet, as audited by KPMG LLP. On January 12, 2004, KPMG issued an independent auditors’ report of our November 13, 2003 balance sheet. Based on this audit and the terms of the redemption agreement, we paid an additional $1.8 million to the redeemed shareholders on February 18, 2004. The lawsuit alleges that our November 13, 2003 balance sheet should have included a deferred tax asset that, if included, would have increased our net worth on November 13, 2003. The lawsuit also alleges that the redeemed shareholders are entitled to an increase in the redemption price if our November 13, 2003 balance sheet is revised to include the deferred tax asset. On April 20, 2004, following notification by the redeemed shareholders of their dispute concerning our November 13, 2003 balance sheet, KPMG advised that their January 12, 2004 independent auditors’ report of our November 13, 2003 balance sheet should no longer be relied upon. On September 9, 2004, in its response to a request for disclosure from the plaintiffs, KPMG stated, among other things, that it had determined that the deferred tax asset, which is reflected in our December 31, 2003 audited financial statements, should have been reflected in our November 13, 2003 balance sheet. If we ultimately are unsuccessful, we could be required to pay to the redeemed shareholders in excess of $19 million, plus any potential interest or third-party costs associated with the litigation, which at such time could have an adverse effect on our liquidity. The $19.0 million payment will be an increase in the redemption price of their shares and will be recorded as a reduction of our paid in capital in the period in which the dispute is resolved and will not be reflected in our statement of operations. Any interest and other third-party costs, if payable as part of a settlement, will be recorded to earnings in the period in which the dispute is resolved.

Our ability to generate net interest income from our securitized loans is dependent upon the success of our portfolio-based model of securitizations, which is subject to several risks.

The success of our portfolio-based model of securitizations is subject to the effects of fluctuations in interest rates and loan defaults.

We expect to generate a substantial portion of our earnings and cash flow from the non-conforming loans we originate and securitize, primarily through net interest income. A substantial portion of the net interest income generated by our securitized loans is based upon the difference between the weighted average interest earned on the mortgage loans held in our portfolio and the interest payable to holders of the mortgage-backed securities. The interest expense on the mortgage-backed securities is typically adjusted monthly relative to market interest rates. Because the interest expense associated with the mortgage-backed securities typically adjusts faster than the interest income from the mortgage loans, our net interest income can be volatile in response to changes in interest rates. Also, the net interest income we receive from securitizations will likely decrease and our cash flow will be reduced if there are defaults on a significant number of our securitized loans or if a large number of our securitized loans prepay prior to their scheduled maturities. The effects will be magnified if the defaults or prepayments occur with respect to securitized loans with interest rates that are high relative to the rest of our securitized loans. Generally, loans with higher relative interest rates represent loans to higher-risk borrowers and these loans generally have a higher default rate than loans to lower-risk borrowers. As a result, our cash flow could be significantly reduced, limiting our ability to make distributions to you.

We are subject to the risk of margin calls while our loans held for investment are financed with short term borrowings, and we are obligated to repay the full amount of our debt under our short term borrowings regardless of the value of the mortgage loans collateralizing the debt.

Our portfolio-based model is based on our expectation that the interest income we receive from the loans in the portfolio will exceed the interest expense of the debt we incur for financing those loans. However, we are required to repay our portfolio debt regardless of the loans’ performance, which means that our portfolio income is at risk for the expense of repaying our debt as well as for the performance of the loans. This is true both for the short-term debt we incur to finance loans held for investment prior to securitization and for the securitization debt that we incur as long term financing of our loans held for investment. We are subject to two risks while our loans held for investment are financed with short term borrowings that we are not subject to relative to our securitization debt: first, we may be required to make additional payments to our lenders (known as “margin calls”) relative to our short term financing if the lenders determine that the market value of the mortgage loans they hold as collateral has declined, which could happen at any time as a result of increases in market interest rates; and second, we are obligated to repay the full amount of our debt under our short term borrowings regardless of the value of the mortgage loans collateralizing the debt. Our securitization debt is long-term structured debt on which we never have margin calls and are at risk only for the amount we have invested in the loans, which exceeds the securitization debt.

Over-collateralization may reduce or eliminate our net interest income.

As a relatively new issuer of mortgage-backed securities, we may be required to provide higher than average levels of credit enhancement and over-collateralization on our initial securitizations, which may delay our receipt of net interest income from our securitizations. Even after we have established ourselves as an issuer of mortgage-backed securities, if any of our loan pools fail to perform, our credit enhancement expenses likely will increase.

The nature and level of credit enhancement required to achieve specified ratings for a securitization transaction are established in negotiations and discussions among the issuer, underwriter and rating agencies and are based, in significant measure, on the loan characteristics of the securitized pool. To date, we have securitized seven separate pools of residential mortgage loans. Our securitizations have been structured to achieve AAA ratings for the most senior classes of issued securities. To achieve those ratings, our securitization transactions have included credit enhancement in the form of structural subordination, over-collateralization and the allocation of excess cash flow to cover pool losses. We have retained the most subordinated interest in each securitized pool. Our securitization transactions generally require an initial over-collateralization percentage of approximately 2.50% for the first 36 months of the transaction to support BBB ratings for the most junior classes of securities issued. Thereafter, the required over-collateralization percentage may be reduced in accordance with a prescribed formula, subject to the satisfaction of certain pool performance criteria. Specifically, any reduction in the over-collateralization percentage is conditioned on satisfaction of certain pool loss and delinquency levels, sometimes referred to as triggers. The loss triggers for our outstanding securitizations require that the over-collateralization percentage not be reduced if pool losses exceed certain percentages, which increase over the life of the pool.

The delinquency triggers for our outstanding transactions require that all principal receipts on the mortgage loans be allocated to senior classes of securities if the percentage of pool mortgage loans that are 60 days or more delinquent represents more than approximately 40% of the credit enhancement available to such senior classes.

As the holder of the most subordinated interest in our securitized pools, we are entitled to distributions from the securitization trusts only to the extent that amounts received in respect of the securitized mortgage loans are not allocated to the payment of any related outstanding class of securities. Therefore, as a result of the required credit enhancement provisions and, particularly, the effects of loss and delinquency triggers, credit losses or delinquencies on the mortgage loans in a securitized pool could result in a reduction or elimination of amounts available for distribution to us from the related securitized pool.

Over the next two to five years, as performance data on our securitized loans becomes available to the rating agencies, we expect that our credit enhancement levels will be refined for future securitizations. Whether or not our enhancement levels are lowered will depend upon whether our performance meets or exceeds the rating agencies’ expectations.

We may not succeed in developing a portfolio-based model of securitizations.

We expect to rely upon our ability to securitize our non-conforming loans to generate cash proceeds for repayment of our warehouse lines and repurchase facilities and to originate additional conforming and non-conforming mortgage loans. We cannot assure you, however, that we will be successful in securitizing a substantial portion of the non-conforming loans that we accumulate. In the event that it is not possible or economical for us to complete the securitization of a substantial portion of our non-conforming loans, we may continue to hold these loans and bear the risks of interest rate changes and loan defaults and delinquencies, and we may exceed our capacity under our warehouse lines and repurchase facilities and be unable or limited in our ability to originate future mortgage loans. If we determine that we should sell all or part of our non-conforming loans initially funded in our investment portfolio rather than securitizing them, there could be a significant reduction in our net income and stockholder distributions because of the potential application of a 100% tax on gains of such sales pursuant to the rules governing REITs.

The senior securities that we issue in connection with our securitizations have various ratings and are priced at a spread over an identified benchmark rate, such as the yield on United States Treasury bonds, interest rate swaps, or the London Inter-Bank Offered Rate (LIBOR). If the spread that investors demand over the benchmark rate widens and the rates we charge on our non-conforming loans are not commensurately increased, we may experience a decrease in the net interest income from any additional securitizations and therefore experience a reduction in the economic value of the pool of loans in our portfolio.

Fluctuating or rising interest rates may reduce our earnings or limit or eliminate our ability to borrow under our warehouse lines and repurchase facilities and to originate mortgages.

Changes in interest rates could affect our ability to originate loans, affect the value of the conforming and non-conforming loans we have originated prior to the time of the change in interest rates, inhibit our ability to securitize our non-conforming loans, or diminish the value of our retained interests in loan pools. Because the interest payable on the mortgage-backed securities issued in a securitization generally will adjust monthly and be based on shorter term floating interest rates, and the interest income we receive from our securitized loans generally will either be fixed, adjust less frequently than monthly or be subject to caps on the rates the borrowers pay, the net interest income generated by the securitized mortgages likely will decrease in a period of rising interest rates. In addition, when interest rates rise, the variable interest rates that we pay to finance our operations may rise above the interest we collect on our loans.

Fluctuations in interest rates may also affect our profitability in other ways, including the following:

•       lower interest rates may cause prepayments to increase, reducing our net interest income over time from our securitized loans;

•       higher interest rates may reduce overall demand for mortgage loans, particularly conforming loans, and accordingly reduce our origination of new loans;

•       increases in short- or long-term interest rates may reduce the value of loans on our consolidated statement of condition; and

•       decreases in short-term interest rates will result in a non-cash charge being recognized for income reporting to reflect the mark to market of the interest rate derivatives hedging the variable rate debt financing our held for investment portfolio.

In addition, the amount available to us under our warehouse lines and repurchase facilities depends in large part on the lender’s valuation of the mortgage loans that secure the facilities. Each credit facility provides the lender the right, under certain circumstances, to re-evaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings at a time when we may not have a sufficient inventory of loans or cash to satisfy the margin call. Accordingly, any failure by us to meet a margin call could cause us to default on our credit facilities and limit or eliminate our ability to borrow and to originate mortgages.

Our internal controls and disclosure controls and procedures may not be adequate to ensure that we are able to report accurately our financial results.

Effective internal controls are necessary for us to provide reliable financial reports. In order to establish effective internal control over financial reporting, we must evaluate and document the design of and test the effectiveness of our internal controls over financial reporting. During this process, we, or our independent auditors, may identify deficiencies in our system of internal control over financial reporting that may require remediation.

In conjunction with the audit of our financial statements as of December 31, 2004, our independent auditors, KPMG LLP, reported several significant deficiencies to our Audit Committee. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process, or report external financial data reliably and in accordance with GAAP, such that there is more than a remote likelihood that a misstatement of annual or interim financial statements that is more than inconsequential will not be prevented or detected. KPMG reported several significant deficiencies in our information technology area related to access controls that leave us vulnerable to unauthorized or inappropriate access to relevant financial reporting applications or data, and change management controls. KPMG also reported a significant deficiency in the process for determining the application of accounting principles to individual transactions. This significant deficiency primarily was in connection with our recent restatement of our audited financial statements for the year ended December 31, 2003 to eliminate the use of cash flow hedge accounting for our interest rate swap transactions because we determined that our hedge documentation was not sufficient to qualify for cash flow hedge accounting in accordance with the requirements of Statement of Financial Accounting Standards No. 133 (Statement 133) “Accounting for Derivative Instruments and Hedging Activities.” Management has discussed these deficiencies with our independent auditors, and is in the process of developing and implementing remediation plans. Any failure to remediate a significant deficiency or to implement required new or improved controls could lead to material errors in our financial statements, cause us to fail to meet our reporting obligations, and expose us to civil and criminal actions. Any of these results could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

If we do not manage our growth effectively, our management, administrative, operational and infrastructure may be harmed.

In recent years, we have experienced rapid growth that has placed, and will continue to place, pressures on our management, administrative, operational and financial infrastructure. We also intend to increase our business in the future by permanently servicing and continuing to securitize non-conforming loans, which will require capital and systems development and human resources beyond those that we currently have. To develop the capacity to permanently service loans, we may acquire a third party with servicing capacity or a servicing component of a third party or, alternatively, develop servicing capacity internally. If we are unable to or choose not to acquire this servicing capacity from a third party, we will require significant time to develop the capacity internally. We have not determined how we will develop the servicing capacity and as a result, we cannot determine if and when we will have the capacity to service our non-conforming loans on a permanent basis. In addition, we cannot assure you that we will be able to satisfy our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire additional qualified employees, satisfactorily perform our servicing obligations or incorporate effectively the components of any businesses that we may acquire to achieve this growth. If we are unable to manage growth effectively, we may become less efficient in originating, selling and securitizing loans, which could result in a decrease in our profit on loans sold and our net interest income from retained loans.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When interest rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of loans held for sale. We cannot assure you, however, that our use of derivatives will fully offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will recognize losses on our derivative financial instruments under required accounting rules that will not be fully offset by gains we recognize on loans held for sale or loans held for investment. The derivative financial instruments that we select may not have the effect of reducing our price risk on our loans, including our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies, improperly executed transactions or unanticipated market fluctuations could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.

Furthermore, we cannot assure you that the period in which the income or expense from the hedging transaction is recognized in our earnings will coincide with the period or periods in which the income or expense from the item we are economically hedging will be recognized in our earnings because we are marking to market our interest rate derivatives hedging our variable rate debt through earnings each period. These derivatives are structured to limit the volatility of our current period interest expense due to changes in interest rates over a period of generally two years. The fair market value of the derivatives will incorporate the market’s expected level of interest rates in these future periods. Accordingly, the mark to market of the derivatives through the income statement will bring the market’s expectation about changes in interest rates in the future into current period earnings. It is possible that there will be periods during which we will recognize non-cash losses on derivative transactions that may result in us reporting a net loss for the period. As a result, without cash flow hedge accounting, our reported earnings will be subject to greater volatility.

Our portfolio consists primarily of adjustable rate mortgage (ARM) loans, many of which are “interest only” for up to the first five years, which exposes us to a higher risk of default.

Our portfolio consists almost entirely of adjustable rate mortgage (ARM) loans, the payments on which are adjustable from time to time as interest rates change, generally after an initial period during which the loans’ interest rates are fixed and do not change. After the initial fixed rate period, the borrowers’ payments on our ARM loans adjust once every six months to a pre-determined margin over a measure of market interest rates, generally the London InterBank Offered Rate (LIBOR) for one-month deposits. As of June 30, 2005, 60.7% of our ARM loans held for investment also have an “interest only” feature for up to the first five years of the loan, so that the borrowers do not begin to re-pay the principal balance of the loans until after a certain period of time. After such time, the borrowers’ payments increase to amortize the entire principal balance owed over the remaining life of the loan.

These features will likely result in the borrowers’ payments increasing in the future. Since these features will increase the debt service requirements of our borrowers, it may increase our risk of default in our investment portfolio for loans that remain in our portfolio for at least two years (relative to the ARM feature) or for five years (relative to the interest only feature).

Our warehouse lines, repurchase facilities and conduit commercial paper facility contain covenants that restrict our operations and any default under these credit facilities would inhibit our ability to grow our business and increase revenues.

Our existing warehouse lines, repurchase facilities and conduit commercial paper facility contain extensive restrictions and covenants and require us to maintain or satisfy specified financial ratios and tests, including among other things, minimum levels of consolidated tangible net worth, liquidity and profitability, maximum ratio of indebtedness to consolidated adjusted tangible net worth and maintenance of asset quality and portfolio performance tests. Failure to meet or satisfy any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. These agreements are secured by substantially all of our assets and also contain cross-default provisions, so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, enforce their rights by foreclosing on collateral pledged under these agreements and restrict our ability to make additional borrowings under these agreements.

Our warehouse lines and repurchase facilities also restrict our ability to, among other things:

•       incur additional debt;

•       acquire all or substantially all of the assets or ownership interests of another entity; and

•       engage in mergers or consolidations.

These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may inhibit our ability to grow our business and increase revenues.

If the prepayment rates for our mortgage loans are higher than expected, our net interest income may be reduced.

The rate and timing of unscheduled payments and collections of principal on our loans is impossible to predict accurately and will be affected by a variety of factors, including, without limitation, the level of prevailing interest rates, refinancing incentives that are a function of home value changes, restrictions on voluntary prepayments contained in the loans, the availability of lender credit and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the interest rate on a loan, the borrower is more likely to prepay the then higher rate loan than if prevailing rates remain at or above the interest rate on the loan. Unscheduled principal prepayments are permitted under all of our loans. Our results of operations could be reduced to the extent that we are unable to reinvest the funds we receive from unscheduled principal prepayments at an equivalent or higher rate, if at all. In addition, a large amount of prepayments, especially prepayments on loans with interest rates that are high relative to the rest of the loan portfolio, will likely decrease the net interest income we receive from the portfolio. Also, elevated prepayment levels will cause the amortization of deferred origination costs to increase and reduce net interest income.

Our non-conforming loans are underwritten to non-conforming underwriting standards, which may result in losses or shortfalls on our mortgage-backed securities.

We underwrite all of our non-conforming loans in accordance with our non-conforming credit underwriting standards. A non-conforming mortgage loan is a mortgage loan which is ineligible for purchase by Fannie Mae or Freddie Mac due to either loan size, credit characteristics of the borrower or documentation standards in connection with the underwriting of the borrower’s income. The credit characteristics that cause a loan to be ineligible include those where there is a relatively higher level of debt service carried by the borrower, higher LTV, and loans by borrowers who may have a record of credit write-offs, outstanding judgments, prior bankruptcies and other credit items that do not satisfy the Fannie Mae or Freddie Mac underwriting guidelines. Documentation standards that are not eligible may include borrowers who provide limited or no documentation of their income in connection with the underwriting of the related mortgage loan. Accordingly, mortgage loans underwritten under our non-conforming credit underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than mortgage loans originated in accordance with Fannie Mae or Freddie Mac underwriting guidelines. We cannot provide assurance that our underwriting criteria or collection methods will afford adequate protection against the higher risks associated with loans made to non-conforming borrowers. If we are unable to mitigate these risks, our net interest income from our securitizations may be reduced.

We may be required to repurchase mortgage loans that we have sold, or replace loans that have been securitized, which could significantly reduce our cash flow and limit our ability to make distributions to our stockholders.

When we sell or securitize a loan we make certain representations, warranties and covenants regarding certain characteristics of the loans, the borrowers and the underlying properties, including that:

•       we deliver all required documentation within the applicable time period for delivery;

•       we will repurchase the loan in the event of an early payment default (generally defined as a default of the first payment after sale or default of two of the first four payments after sale); and

•       the borrower’s credit documents submitted for loan underwriting were not falsified, contained no untrue statement of material fact and did not omit to state a material fact.

If we are found to have breached any of our representations or warranties, we may be required to repurchase those loans or, in the case of securitized loans, replace them with substitute loans or cash. If this occurs, we may have to bear any associated losses directly. In addition, in the case of loans that we sold, we may be required to indemnify the purchasers of the loans for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against these loans is limited. Any significant repurchases or indemnification payments we make could significantly reduce our cash flow and limit our ability to make distributions to you.

In May 2004, the conforming division of Fieldstone Mortgage, d/b/a Broad Street Mortgage Co., received notification from HUD’s Regional Office of the Inspector General for Audit, in Fort Worth, Texas (the HUD IG), that an audit would be conducted to review loan origination procedures and the quality control plan for FHA loans originated by one of the division’s San Antonio branches. The HUD IG audit was triggered by the relatively high delinquency rate of loans originated by this San Antonio branch, even though the delinquency rate on FHA loans originated by all of Fieldstone Mortgage’s other branches is not above the national average. On August 31, 2004, we closed this San Antonio branch and terminated the staff through a reduction in force.

On May 26, 2005, HUD IG issued its audit report of this now closed San Antonio branch. The audit report alleges underwriting deficiencies with respect to 24 FHA-insured loans. Specifically, the audit report asserts that the branch did not follow HUD requirements with respect to the approval of loans where the borrowers received gift funds from non-profit organizations that were used as borrower downpayments. Downpayment assistance programs involving gift funds from non-profit organizations are expressly permitted under HUD’s FHA regulations. The audit report also asserts that the price of the property was increased by the amount of assistance provided to the borrower. Each of the 24 loans cited in the audit report had an independent appraisal performed on the property supporting the purchase price paid by the borrower. The audit report does not cite any deficiencies in any of the specific appraisals performed on the 24 properties. The audit report recommends that HUD require that Fieldstone Mortgage provide indemnification for any losses suffered by HUD in connection with the 24 loans identified in the audit report. The audit report has been sent to HUD’s Office of Housing for resolution of the audit recommendations.

We intend to continue to vigorously defend the actions of the San Antonio branch with respect to the use of downpayment assistance programs and to continue to seek reversal of the HUD IG’s findings with respect to the 24 loans at issue. We remain in good standing with HUD.

The success of our portfolio management and securitization business will depend upon our ability to service effectively the loans held in our portfolio and in our securitizations.

Once we securitize non-conforming loans, our strategy is to retain the servicing of those loans, including, but not limited to, all collection, advancing and loan level reporting obligations, maintenance of custodial and escrow accounts, and maintenance of insurance and enforcement of foreclosure proceedings. Historically, we have only serviced loans for the initial interim period between when we fund the loans and when we sell the loans and transfer the servicing at the direction of the purchaser. We have no experience servicing a large portfolio of loans for an extended period of time. We must either implement a servicing function or continue to contract with a third party to service the loans for us to fully implement our strategy. We cannot assure you that we will be able to service the loans according to industry standards either now or in the future. Any failure to service the loans properly will harm our operating results. Because we have not built or acquired the servicing capabilities that we need, we presently contract with Wells Fargo Bank, N.A., an experienced master servicer of non-conforming mortgage loans, to serve as master servicer, and Chase Home Finance LLC, an experienced servicer of non-conforming loans, to “sub-service” our loans for us. The aggregate fees paid to our master servicer and sub-servicer, generally between 21 and 25 basis points of the outstanding principal balance, are a component of our general and administrative expenses. Furthermore, our net interest income depends upon the effectiveness of the third party sub-servicer.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values may result in a reduction of mortgage origination activity, which could limit our ability to grow our loan portfolio and thus our net income.

An economic slowdown or a recession may have an adverse impact on our operations and our financial condition, particularly if accompanied by declining real estate values. Declining real estate values likely will reduce our level of new originations because borrowers use increases in the value of their homes to support new loans and higher levels of borrowings. Declining real estate values also negatively affect loan-to-value ratios of our existing loans and increase the likelihood that borrowers may default on existing loans. Any sustained period of delinquencies, foreclosures or losses could adversely affect our net interest income from loans in our portfolio, as well as our ability to originate, sell and securitize loans.

The residential mortgage origination business is a cyclical industry, and we expect that a rise in interest rates may result in a decreased volume of loan originations in the foreseeable future resulting in increased competition for the remaining loans.

The residential mortgage origination business historically has been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The residential mortgage industry has experienced rapid growth over the past three years due largely to declining interest rates. The Mortgage Bankers Association of America has predicted that residential mortgage originations will decrease in 2005 relative to the 2004 levels due to rising interest rates. During periods of rising interest rates, refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. We expect this to result in a decreased volume of originations in the foreseeable future, especially for conforming loans. Due to stable and decreasing interest rates over recent years, our historical performance will not be indicative of results in a rising interest rate environment. If interest rates rise, the number of loan originations may decrease generally, resulting in increased competition for the remaining loans. In addition, our recent and rapid growth may distort some of our ratios and financial statistics and may make period-to-period comparisons difficult. In light of this growth, our historical performance and operating and origination data may be of little relevance in predicting our future performance.

Our business may be significantly affected by the economies of California, Illinois and Colorado, where we conduct a significant amount of our business.

Although we are licensed or exempt from licensing requirements to originate loans in 48 states and the District of Columbia, and we regularly originate loans in most of these states, as of June 30, 2005, approximately 43.4% of the loans we originated were loans secured by properties located in California, 6.9% were loans secured by properties located in Illinois, and 5.22% were loans secured by properties located in Florida. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster, such as an earthquake, in California, Illinois or Florida could adversely affect the value of the mortgaged properties in those states and increase the risk of delinquency, foreclosure, bankruptcy or loss on mortgage loans in our portfolio. This would negatively affect our ability to originate, sell and securitize mortgage loans, which could result in a decrease in our profit on loans sold and our net interest income from retained loans.

We face intense competition that could adversely affect our market share and our revenues.

We face intense competition from finance and mortgage banking companies, other mortgage REITs, Internet-based lending companies where entry barriers are relatively low and, to a growing extent, from traditional bank and thrift lenders that have entered the mortgage industry. As we seek to expand our business, we will face a significant number of additional competitors that may be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.

In addition to mortgage banking companies, other mortgage REITs, Internet-based lending companies, traditional banks and thrift lenders, the government-sponsored entities (Fannie Mae and Freddie Mac), are also expanding their participation in the mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are able to offer. While these entities are not legally authorized to originate mortgage loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase non-conforming loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, Fannie Mae or Freddie Mac experiences significantly higher-than-expected losses, the experience could adversely affect the overall investor perception of the non-conforming mortgage industry.

The intense competition in the non-conforming mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current retail and wholesale origination structure and information systems to compete effectively. An inability to continue enhancing our current systems and Internet capabilities, or to adapt to other technological changes in the industry, could significantly harm our business, financial condition and results of operations.

Competition in the mortgage industry can take many forms, affecting interest rates and costs of a loan, stringency of underwriting standards, convenience in obtaining a loan, customer service, loan amounts and loan terms and marketing and distribution channels. The need to maintain mortgage loan volume in a competitive environment may create price competition, which could cause us to lower the interest rates that we charge borrowers, and could lower the value of our loans held for sale or in our portfolio, or credit competition, which could cause us to adopt less stringent underwriting standards. The combination of price competition and credit competition could result in greater loan risk without compensating pricing. If we do not address either or both of these competitive pressures in response to our competitors, we could lose market share, reduce the volume of our loan originations and sales and significantly harm our business, financial condition and results of operations.

The cyclical decline in the mortgage industry’s overall level of originations following 2004 may lead to increased competition for the remaining loans.

An interruption in or breach of our information systems could impair our ability to originate loans on a timely basis and may result in lost business.

We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems that we rely on could cause delays in underwriting, fewer loan applications to be received and processed and reduced efficiency in loan servicing. We currently contract with a third party, LION, Inc., to provide a software database application to track and provide market valuations for our conforming originations and related derivatives. This contract is renewable annually. We also contract with a third party, Ceridian Corporation, to provide payroll services, including employee pay disbursement, payroll tax deposits and all related federal and state payroll tax reporting requirements. This contract is renewable annually. We cannot assure you that no failures or interruptions will occur or, if they do occur, that we or the third parties on which we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our business, financial condition and results of operations.

Our independent auditors have reported to our Audit Committee that for 2004 we had significant deficiencies in the information technology area related to systems access and change management controls. If we are unable to remediate these significant deficiencies, it could materially harm our ability to implement effective internal control over financial reporting.

If we are unable to maintain and expand our network of independent brokers, our loan origination business will decrease.

A significant portion of the mortgage loans that we originate comes from independent brokers. As of June 30, 2005, approximately 4,700 brokers were involved in the origination of approximately 86.6% of our mortgage loans. Our brokers are not contractually obligated to do business with us. Further, our competitors also have relationships with our brokers and actively compete with us in our efforts to obtain loans from our brokers and to expand broker networks. Accordingly, we cannot assure you that we will be successful in maintaining our existing broker relationships or expanding our broker networks. If we are not successful, it could negatively affect the volume and pricing of our loans.

Loss of our key management or the inability to attract and retain key employees may impair our ability to operate successfully.

Our future success depends to a significant extent on the continued services of our senior management and the senior management of Fieldstone Mortgage, particularly, Michael J. Sonnenfeld, our President and Chief Executive Officer, Walter P. Buczynski, Executive Vice President—Secondary Marketing, James T. Hagan, Jr., Executive Vice President—Non-Conforming Wholesale Division (Fieldstone Mortgage), John C. Kendall, Senior Vice President—Investment Portfolio, John C. Camp, IV, Senior Vice President—Information Systems and Facilities and Gary K. Uchino, Senior Vice President and our Chief Credit Officer. We do not maintain “key person” life insurance for any of our personnel. The loss of the services of any of our senior managers, or other key employees, could harm our business and our prospects. Further, loss of a key member of our senior management team could be negatively perceived in the capital markets, which could have a negative impact on the market price of our common stock.

In addition, we depend on our production managers, account executives and loan officers to attract borrowers by, among other things, developing relationships with other financial institutions, mortgage companies and mortgage brokers, real estate agents and real estate brokers and others. These relationships lead to repeat and referral business. The market for skilled production managers, account executives and loan officers is highly competitive. Competition for qualified production managers, account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled production managers, account executives and loan officers at manageable costs, it could harm our business, financial condition and results of operations.

We may be subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely upon information supplied by third parties, including the information contained in the loan application made by the applicant, property appraisal, title information and employment and income documentation. If a third party misrepresents any of this information and we do not discover the misrepresentation prior to funding the loan, the value of the loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with the misrepresentation whether it is made by the loan applicant, the mortgage broker, another third party or one of our employees. A loan that is subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. Although we may have rights against persons who, or entities that, made, or knew about, the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that we have suffered.

In addition, for approximately 40% of the non-conforming loans that we originate, we receive little or no documentation of the borrowers’ income. Instead, we base our credit decisions on the borrowers’ credit score and credit history, the collateral value of the property securing the loan and the effect of the loan on the borrowers’ debt service. There is a higher risk of default on loans where there is little or no documentation of the borrower’s income.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our mortgage loan origination business is dependent upon our ability to interface effectively with our brokers, borrowers and other third parties and to effectively and efficiently process loan applications. The origination process is becoming more dependent upon advanced technology to process applications over the Internet, interface with brokers, borrowers and other third parties through electronic means and underwrite loan applications. Over the next six to nine months, we plan to continue developing and implementing new software technology for use in our loan origination system. The estimated cost of implementing this new system is approximately $6.1 million. Implementing this new technology and maintaining the effectiveness and efficiency of the technology currently used in our operations may require significant capital expenditures. We will have to fully develop our technological capabilities to remain competitive.

Our operations are subject to a body of complex laws and regulations at the federal, state and local levels, thereby potentially increasing our exposure to the risks of non-compliance.

Because we originate loans nationwide, we must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations has increased in recent years, and, in addition, individual municipalities have begun to enact laws, rules and regulations that restrict loan origination activities, and in some cases loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to understand and deal with all of these laws, rules and regulations, thereby potentially increasing our exposure to the risks of non-compliance.

Local jurisdictions in California and Ohio have enacted laws restricting loan origination activities. In Cleveland Heights, Ohio, where we lend, additional disclosures are required. In Cleveland, Ohio, where we do not currently lend, restrictions have been placed on loan flipping, negative amortization, balloon loans as well as caps on points, fees and APRs for first and second liens. We originate all conforming and non-conforming loans through Fieldstone Mortgage, which is licensed to originate residential mortgages in all states in which it conducts business and in which a license is required. Fieldstone Mortgage is licensed or exempt from licensing requirements to originate residential mortgages in the District of Columbia and all of the states except for Alabama and New York. With respect to our portfolio of non-conforming loans held for investment, Fieldstone Mortgage closes the loans in its own name using funds advanced by Fieldstone Investment, with a simultaneous assignment of the loans to Fieldstone Investment. Fieldstone Mortgage services the loans for a fee until transferred to the sub-servicer. Fieldstone Investment is licensed or exempt from licensing requirements to fund residential mortgage loans or acquire closed residential mortgage loans in all states in which it conducts business and in which a license is required.

Our failure to comply with these laws, rules and regulations can lead to:

•       civil and criminal liability, including potential monetary penalties;

•       loss of state licenses or other approved status required for continued lending and servicing operations;

•       legal defenses causing delay or otherwise adversely affecting the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

•       demands for indemnification or loan repurchases from purchasers of our loans;

•       class action lawsuits; and

•       administrative enforcement actions.

Some states in which we operate may impose regulatory requirements for financial disclosure on our officers and directors and parties holding 10%, and in some cases 5%, of our outstanding shares of stock. If any officer, director or person holding 10%, and in applicable cases 5%, or more of our outstanding shares of stock fails to meet or refuses to comply with a state’s applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. If we lost our authority to conduct business in a state for this or any other reason, and we were unable to increase our mortgage originations in other states, our residential mortgage originations will decrease, reducing our profits on loans sold and our net interest income from retained loans.

New legislation may restrict our ability to make loans, negatively affecting our revenues.

In recent years, federal and many state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as “predatory” lending practices that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and impose additional costly and burdensome compliance requirements. These laws, rules and regulations impose restrictions on loans on which various points and fees or the annual percentage rate, or APR, meets or exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten or originated. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether a purchaser knew of, or participated in, the violation. Accordingly, the companies that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance any loans subject to these types of laws, rules and regulations.

The continued enactment of these laws, rules and regulations may prevent us from making some loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for non-conforming loans. These laws, rules and regulations have increased our cost of doing business, as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

In addition, many of these state laws, rules and regulations are not applicable to the mortgage operations of national banks, or other financial institutions chartered by the federal government, thereby giving the mortgage operations of these institutions a competitive advantage over us.

The federal Home Ownership and Equity Protection Act (HOEPA) identifies a category of mortgage loans as “high cost” and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate (APR) exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the purchasers of our loans as well. Our policy is to not make loans that are subject to HOEPA. We anticipate that we will continue to avoid making loans subject to HOEPA, and any lowering of the thresholds beyond which loans become subject to HOEPA may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. If we inadvertently make a loan subject to HOEPA or if we decide to relax our restrictions on loans subject to HOEPA, we will be subject to greater risks for non-compliance with HOEPA and other applicable laws, including demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits and administrative enforcement actions.

Our policy is to avoid originating loans that are designated as “high cost” by the federal HOEPA law and the various state and local laws, rules and regulations. Although these laws, rules and regulations do not prohibit us from making a “high cost” loan that is covered by these laws, if we do, we are subject to certain additional requirements that, although different from state to state, generally include restrictions on prepayment fees, balloon payments and negative amortization, prohibitions against interest rate increases as a result of default, a decreased ability to accept a loan with a less favorable risk grade or accepting a loan at a higher cost, caps on finance points and fees, and prohibitions against refinancing and “flipping” of loans (a practice involving repeatedly refinancing loans so that the borrower’s equity is depleted by the lender’s fees and making loans without a reasonable expectation that the borrowers will be able to repay the loans).

Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans on which certain points and fees or the APR exceeds specified thresholds. The following table sets forth the APR and points and fees thresholds imposed by states that have enacted these laws at the present time.

APR and Points and Fees Thresholds

Interest Rate	APR-First Liens	APR-Subordinate Liens	Points & Fees
3%	—	—	IL(1)
<4.5%	—	—	NJ(2)
<5%	—	—	AR(3), CT(8), DC, GA(4), IL, IN(2), MA, NC(4), NM(4), PA(4), SC(4)
<6%	DC, IL	—	AR(5), CA, CO, IN(10) NJ(11)(12), WI
≤7%	MD, NM	DC	MD
≤8%	AR, CA, CO, CT, Fl GA, IN, KY, ME, MA NC, NJ, OH, OK, PA, SC, TX, UT, WI	CA, IL	AR(6), CT(9), FL, GA(7), KY, ME, NC(7), NM(7), OH, OK, PA, SC (7), TX, UT
≤9%	—	MD, MA, NM	—
≤10%	—	AR, CO, CT, FL, GA IN, KY, ME, NC, NJ, OH, OK, PA, SC, TX, UT, WI	—

(1)          Applies to loans with an APR ≥ 8%.

(2)          Applies to loans ≥ $40,000.

(3)          Applies to loans ≥ $75,000.

(4)          Applies to loans ≥ $20,000.

(5)          Applies to loans $20,001 to $74,999.

(6)          Applies to loans ≤ $20,000.

(7)          Applies to loans < $20,000, lesser of 8% or $1,000.

(8)          Applies to 1st lien fees greater of 5% or $2,000.

(9)          Applies to 2nd lien fees.

(10)   Applies to loans < $40,000.

(11) Applies to loans < $20,000, lesser of 6% or $1,000.

(12) Applies to loans ≥ $20,000 to $39,999.

We may decide to make a loan that is covered by one of these laws, rules or regulations only if, in our judgment, the loan is made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, financial condition and results of operations.

We are exposed to environmental liabilities with respect to properties to which we take title, which may harm our liquidity and results of operations.

In the course of our business we may foreclose and take title to residential properties and, if we take title, we could be subject to environmental liabilities with respect to these properties. From January 1, 2000 through June 30, 2005, we foreclosed on 0.03% of the loans we funded during that period. In those circumstances, we may be liable to a governmental entity or third parties for property damage, personal injury, investigation or clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial and may harm our liquidity and results of operations.

Risks Related to this Offering

We have not established a minimum distribution payment level. If cash we generate from our operations is insufficient to make our REIT distributions, we may need to borrow funds on a short-term basis to make distributions to stockholders. Our payment of required REIT distributions could reduce our stockholders’ equity. We cannot assure you of our ability to make distributions to our stockholders in the future.

To qualify as a REIT, we must distribute to our stockholders at least 90% of our net taxable income with respect to each year, determined without regard to the dividends paid deduction permitted to REITs and by excluding our net capital gain. In addition, we are subject to a tax on any undistributed portion of our income at regular corporate rates and also may be subject to a 4% excise tax on this undistributed income if we do not meet certain minimum distribution requirements in a calendar year. We intend to make quarterly distributions to our stockholders in order to distribute all or substantially all of our REIT taxable income with respect to each year, beginning in 2004. Doing this, and meeting other criteria, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level, and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing and we cannot assure you that we will have the ability to make distributions to our stockholders in the future. In addition, due to differences between the computation of our income for federal income tax purposes and the computation of our income under generally accepted accounting principles, or GAAP, we may be required under the applicable tax rules to pay distributions that are based on our REIT taxable income but that exceed our GAAP income, which would have the effect of reducing our stockholders’ equity.

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or any class or series of our outstanding preferred stock or other stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of a class of outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the class of outstanding stock, and subject the individual or entity to the ownership limit in our charter. Any attempt to own or transfer shares of our common stock or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void and may result in the shares being transferred by operation of law to a charitable trust. These ownership restrictions might inhibit market activity and opportunities for our stockholders to receive a premium for their shares if any person were to attempt to assemble a block of shares of our stock, which although in violation of these ownership restrictions, might be in the best interests of our stockholders.

Future offerings of debt or preferred equity securities that are senior to our common stock and other equity securities upon liquidation, or other equity securities may dilute our existing stockholders, may be senior to our common stock for the purposes of distributions and may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other debt will receive a distribution from our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

A regular trading market for our common stock might not develop, which would harm the liquidity and value of our common stock.

Our common stock trades on the NASDAQ National Market under the symbol “FICC.” However, we cannot assure you that regular trading of our common stock will develop on NASDAQ or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of:

•       the likelihood that a regular market for our common stock will develop;

•       the liquidity of any market for our common stock;

•       the ability of our stockholders to sell their shares of our common stock; or

•       the prices that our stockholders may obtain for their shares of our common stock.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops for our common stock, the market price of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•       actual or anticipated variations in our quarterly operating results or distributions;

•       changes in our cash flows, funds from operations or earnings estimates or publication of research reports about us or our industry, although there can be no assurance that any research reports about us will be published;

•       increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•       changes in market valuations of similar companies;

•       adverse market reaction to any indebtedness we incur in the future;

•       additions or departures of key management personnel;

•       actions by institutional stockholders;

•       speculation in the press or investment community; and

•       general market and economic conditions.

Broad market fluctuations could harm the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that has affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performance. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common stock.

Shares of our common stock eligible for future sale may harm our stock price.

We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of our shares of common stock, or the perception that large sales could occur, may harm prevailing market prices for our common stock. As of August 17, 2005, there were:

•       48,835,876 outstanding shares of our common stock;

•       outstanding options to purchase 836,000 shares of our common stock at a weighted average exercise price of $14.86 per share; and

•       an additional 1,294,560 shares of our common stock available for future awards under our equity incentive plan.

Changes in yields may harm the market price of our stock.

Our earnings are derived primarily from the expected positive net interest income we expect to receive from the yield on our portfolio of mortgage loans less the cost of our borrowings and other expenses and loan losses. This net interest income will not necessarily be larger in high interest rate environments than in low interest rate environments and also may be negative. In addition, during periods of high interest rates, our net income, and therefore the amount of any distributions on our common stock, might be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market price of our common stock.

Risks Related to our Organization and Structure

Our organizational documents contain provisions that may inhibit potential acquisition bids that our stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•       There are ownership limits and restrictions on transferability in our charter.   In order to qualify as a REIT, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by 5 or fewer individuals and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our charter generally prohibits any stockholder from actually or constructively owning more than 9.8% of our outstanding shares of common stock. This restriction may:

 •                  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

•                     compel a shareholder who had acquired more than 9.8% of our shares to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares. Any acquisition of our common stock in violation of these ownership restrictions will be void ab initio or will result in automatic transfers of our common stock to a charitable trust, which will be responsible for selling the common stock to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees.

•       Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us.   Our charter permits our board of directors to issue up to 10,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption as determined by our board. Our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price.

•       Our charter and bylaws contain other possible anti-takeover provisions.   Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. These provisions include advance notice requirements for stockholder proposals.

In addition, Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to:

•       accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation;

•       authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholder rights plan;

•       make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act; or

•       act or fail to act solely because of the effect that the act or failure to act might have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

Moreover, under Maryland law, the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith and in a manner that he or she reasonably believes is in the best interests of the corporation and its stockholders and in a manner that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of directors and officers, requires us to indemnify our directors and officers for actions taken by them in those capacities to the full extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Tax Risks

We may be unable to comply with the requirements applicable to REITs, or compliance with these requirements could adversely affect our financial condition.

Commencing with our short taxable year ended December 31, 2003, which began on November 13, 2003, we believe that we qualify as a REIT under the Internal Revenue Code. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control. For example, to qualify as a REIT, at least 75% of our annual gross income must come from real estate sources, including mortgages on real property, and 95% of our annual gross income must come from real estate sources and other sources that are itemized in the REIT tax laws, mainly interest and dividends. We are subject to various limitations on our ownership of investments, including a limitation that the fair market value of our investment in our taxable REIT subsidiary, Fieldstone Mortgage, together with any other investments in taxable REIT subsidiaries that we may hold in the future, cannot exceed more than 20% of our total assets at the close of any quarter (subject to a 30-day “cure” period following the close of each quarter). Fieldstone Mortgage conducts substantial loan origination and servicing activities and will accumulate some or all of the income from those activities. As of June 30, 2005, the estimated fair market value of our investment in Fieldstone Mortgage was 4.25% of our total assets. In addition to this limitation, at least 75% of our assets at the close of any quarter (subject to the 30-day “cure” period) must be qualified real estate assets, government securities and cash and cash items. Certain other quarterly asset ownership requirements also apply. Although we have attempted to be prudent in valuing our investment in Fieldstone Mortgage and our other assets and believe that we currently satisfy all of the asset ownership requirements, we cannot provide assurance that the Internal Revenue Service (IRS) will agree with these determinations. The need to comply with the income and asset ownership requirements applicable to REITs may cause us to acquire other assets that are qualified real estate assets for purposes of these requirements (for example, interests in other mortgage loan portfolios) but that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

There would be adverse consequences to us and our stockholders if we failed to qualify as a REIT.

The requirements for qualification as a REIT are highly technical and complex and even a technical or inadvertent mistake could jeopardize our REIT status. Moreover, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, our ability to qualify as a REIT or the federal income tax consequences of such qualification.

If we fail to qualify or remain qualified as a REIT in any taxable year and the relief provisions set forth in the Internal Revenue Code do not apply, among other things:

•       we will have to pay federal, state and local tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates because our distributions will not be deductible by us;

•       we will not be required to make any distributions to our stockholders;

•       our securitizations may be subject to an entity level tax, and the cash flows from these securitizations may be diverted to accelerate the repayment of the underlying bonds;

•       any distributions we make to our stockholders will be taxable to them as dividends to the extent of our current and accumulated earnings and profits, although, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions, and individual distributees may be eligible for the capital gains tax rate of 15% or less on such dividends; and

•       we generally will be disqualified from electing treatment as a REIT for the four taxable years following the year in which our REIT status is lost, unless we are entitled to relief under statutory provisions.

In addition to the consequences listed above, the tax liability resulting from our failure to qualify as a REIT:

•       would substantially reduce our earnings and our cash available to pay distributions (and, consequently, your yield on your investment in our common stock);

•       might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results; and

•       could affect the trading price of our common stock.

In October 2004, new legislation, referred to as the “American Jobs Creation Act of 2004,” was enacted into law. This new legislation contained several provisions applicable to REITs, including provisions that could provide relief in the event we violate a provision of the Code that would result in our failure to qualify as a REIT. If these relief provisions, which generally became applicable to us beginning January 1, 2005, are inapplicable to a particular set of circumstances which otherwise would disqualify us as a REIT, we would fail to qualify as a REIT. Even if these relief provisions apply, we would be subject to a penalty tax of at least $50,000 for each disqualifying event in most cases.

Despite our REIT status, we remain subject to various taxes, including substantial contingent tax liabilities.

Similar provisions of the Internal Revenue Code apply to REITs and to S corporations that acquire any assets from a non-REIT C corporation in a carry-over basis transaction. These provisions permit the REIT or S corporation, as applicable, to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until the REIT or S corporation disposes of that built-in gain asset during the ten-year period following its acquisition. At the time of the disposal, the REIT or S corporation would recognize and be subject to tax at the highest regular corporate rate on the “built-in gain.” Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time the REIT or S corporation acquires the asset.

On January 1, 2003, the effective date of the S election made by our predecessor, Fieldstone Holdings, a material amount of “franchise value” existed in the business in excess of its book value, which could give rise to a tax liability pursuant to the built-in gain rules described above on a sale of the business prior to December 31, 2012. We inherited the potential tax liability relating to any built-in gain of Fieldstone Holdings as a result of our merger with Fieldstone Holdings on November 14, 2003. Accordingly, if we sell our business or substantially all of our assets during the ten-year period ending December 31, 2012, we will be subject to regular corporate tax on some amount of gain. The total amount of gain on which we can be taxed is limited to the excess of the aggregate fair market value of our assets on January 1, 2003, the effective time of Fieldstone Holdings’ S election, over the adjusted tax bases of those assets at that time. As this tax would be significant, we intend to manage our affairs in a manner that takes into account the potential incurrence of this tax, which may result in our seeking to avoid any taxable disposition of our business or substantially all of our assets prior to January 1, 2013, even if such a transaction might otherwise be in our best interests if this tax were not to apply. None of the loan sales made by Fieldstone Holdings since January 1, 2003 triggered any built-in gains tax because these loans were held for sale, and Fieldstone Holdings was required to use “mark-to-market” accounting for its tax accounting. Consequently, no gain was attributable to those loans for tax purposes at the time of the S election.

In addition, notwithstanding our status as a REIT, we remain subject to federal, state and local taxes on our income and property. We may be subject to some state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes.

We may not qualify as a REIT if we failed to distribute by the close of 2003 any undistributed earnings and profits that were attributable to a non-REIT C corporation taxable year.

To qualify as a REIT, at the end of any taxable year, we cannot have any undistributed or retained earnings and profits that are attributable to a non-REIT C corporation taxable year (non-REIT C corporation earnings and profits, or E&P). For certain years prior to January 1, 2003, our predecessor, Fieldstone Holdings, and its wholly owned subsidiary, Fieldstone Mortgage, were taxable as C corporations for federal income tax purposes. Effective January 1, 2003, Fieldstone Holdings elected to be treated as an S corporation, and Fieldstone Mortgage became a “qualified subchapter S subsidiary” of Fieldstone Holdings that was disregarded as separate from Fieldstone Holdings. As of the effective date of Fieldstone Holdings’ S election, Fieldstone Holdings had non-REIT C corporation E&P. We commissioned a national accounting firm to verify our calculation of this E&P. Prior to the merger with Fieldstone Investment, Fieldstone Holdings made distributions of non-REIT C corporation E&P in 2003 to its shareholders in an amount greater than the amount of non-REIT C corporation E&P as determined by our verified calculations. We succeeded to any non-REIT C corporation E&P of Fieldstone Holdings remaining after those dividends were paid and had until December 31, 2003, the close of our first taxable year as a REIT, to distribute any remaining non-REIT C corporation E&P. We believe that, as of the close of 2003, we had no undistributed non-REIT C corporation E&P based on our calculations and the review of those calculations by a national accounting firm.

There can be no assurance, however, that the IRS will not examine our tax returns from our years as a C corporation and propose adjustments to increase our taxable income from those years. If the IRS determines that we failed to distribute all of our non-REIT C corporation E&P by the close of 2003, although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which we had non-REIT C corporation E&P, provided that we satisfy the “deficiency dividend” procedures described in “Material Federal Income Tax Considerations—Annual Distribution Requirements Applicable to REITs.” Our REIT shareholders would be subject to tax on the dividends at the applicable ordinary income tax rates even though these dividends would be, as a practical matter, a return of a portion of the capital invested in us. For individuals, these distributions would be eligible for the lower capital gains rates. Due to the inherently factual nature of the determination of our earnings and profits, and given the inability of counsel to opine on this issue, there is a risk that the IRS could succeed in challenging our determination that we do not have any undistributed non-REIT C corporation E&P, in which event we either could fail to qualify as a REIT or could be required to satisfy the “deficiency dividend” procedures referenced above.

The tax imposed on REITs for “prohibited transactions” limits our ability to engage in transactions, including certain methods of securitizing our loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held for sale, other than foreclosure property, but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize the loans in a manner that was treated as a sale of inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures used for our securitization transactions even though these sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our portfolio of mortgage loans from time to time even if we believe it would be in our best interest to do so. However, loan sales by Fieldstone Mortgage are not subject to this prohibited transaction tax because Fieldstone Mortgage has elected to be treated as a taxable REIT subsidiary, although the net income recognized by Fieldstone Mortgage from any sales is subject to tax at regular corporate rates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Report Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should, “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•       the factors referenced in the accompanying prospectus, including those set forth under the section captioned “Risk Factors;”

•       general volatility of the capital markets and the market price of our common stock;

•       changes in our business strategy;

•       availability, terms and deployment of capital;

•       availability of qualified personnel;

•       changes in our industry, interest rates or the general economy;

•       increased rates of default under or prepayment of our mortgage loans; and

•       the degree and nature of our competition.

For further discussion of these and other factors that could impact our future results, performance, achievements or transactions, see the documents we file from time to time with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated by reference into this prospectus:

•       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which includes audited financial statements for us for the fiscal year ended December 31, 2004.

•       Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

•       Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

•       Our Current Reports on Form 8-K, as filed with the SEC on April 6, 2005, April 22, 2005, May 4, 2005, May 16, 2005, June 27, 2005 and August 2, 2005.

•       Our Definitive Proxy Statement, as filed with the SEC on April 1, 2005 for our 2005 Annual Meeting of Stockholders.

•       The description of our common stock contained in the registration statement on Form 8-A filed on September 14, 2004.

Any report or other document subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such report or other document. Any statement in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed report or document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. The selling stockholders will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the reoffer and resale of common stock acquired, or that will be acquired, by the selling stockholders as a result of the receipt of such shares under, or as a result of the exercise of stock options granted under, the Plan, and who may be deemed “affiliates” of the company or who have previously received “restricted securities” (as defined under Rule 144 of the Securities Act) under the Plan. An “affiliate” is defined under Rule 405 of the Securities Act as “a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with” the company. Of the 2,340,116 shares of common stock offered for resale under this prospectus, 560,056 shares are restricted securities.

When we refer to the “selling stockholders” in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale. The table below has been prepared based on information provided to us by the selling stockholders on or before August 17, 2005 and sets forth the name of each selling stockholder, the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time, and any material relationship the selling stockholder has had with us since August 17, 2002.

Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offer. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us pursuant to this prospectus and do not acquire any additional shares of stock during the offering. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock registered by us pursuant to this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Information concerning the selling stockholders may change from time to time, and executive officers, directors and others who are considered to be affiliates of the company who acquire common stock under the Plan may be added to the list of selling stockholders, with such shares of common stock included hereunder. Any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

		Beneficial Ownership Prior to Resale Offering		Shares Offered Pursuant to This Prospectus (Maximum	Beneficial Ownership After Resale Offering(3)
Selling Stockholders(1)	Present Position or Office Held with Us or Our Predecessor or Affiliates	Shares	Percentage of Class(4)	Number That May Be Sold)(2)	Shares	Percentage of Class(4)
Abts, James D.(5)	Senior Vice President—Non-Conforming Retail Division++	12,579	*	12,579	—	*
Auen, Greg(6)	—	10,472	*	3,972	6,500	*
Bernstein, Allan B.(7)	Regional Vice President—Conforming East Retail Region++	7,500	*	7,500	—	*
Buczynski, Walter P.(8)	Executive Vice President—Secondary	108,255	*	88,255	20,000	*
Byers, James W.(9)	Regional Vice President—Southeast Wholesale Division++	15,000	*	12,500	2,500	*
Camarena, John M.(10)	Senior Vice President—Southwest Non-Conforming Region++	58,906	*	28,240	30,666	*
Camp, John C.(11)	Senior Vice President—Information Systems and Facilities	80,800	*	62,800	18,000	*
Eckert, Thomas D.(12)	Chairman of the Board of Directors	137,000	*	50,000	87,000	*
Engelman, David S.(13)	Director	37,663	*	25,000	12,663	*
George, Brendan A.(14)	Senior Vice President—Conforming Division Production++	18,500	*	12,500	6,000	*
Goldberg, Harvey(15)	Regional Vice President—Northeast Region++	9,210	*	9,210	—	*
Hagan, James T.(16)	Executive Vice President—Non-Conforming Wholesale Division++	78,100	*	44,800	33,300	*
Harkness, Cynthia L.(17)	Senior Vice President—General Counsel and Secretary	23,640	*	23,640	—	*
Henry, Tamara J.(18)	Regional Vice President—Concord Wholesale Region++	10,000	*	10,000	—	*
Jacobs, John J.(19)	Senior Vice President—Conforming Division++	18,500	*	12,500	6,000	*
Kendall, John C.(2)	Senior Vice President—Investment Portfolio	27,800	*	27,800	—	*
Krebs, Mark C.(21)	Senior Vice President—Treasurer+	24,890	*	23,640	1,250	*
Martin, Celia V.(22)	Director	58,500	*	25,000	33,500	*
McDermott, Teresa A.(23)	Senior Vice President—Controller+	12,130	*	12,130	—	*
Michael, Jonathan E.(24)	Director	42,000	*	25,000	17,000	*
O’Bannon, Mary M.(25)	Senior Vice President—Conforming Division Operations++	14,200	*	10,000	4,200	*
Partlow, Robert G.(26)	Senior Vice President—Chief Financial Officer	41,700	*	12,500	29,200	*
Poidomani, Peter G.(27)	Regional Vice President—Central Region++	10,000	*	10,000	—	*
Rapp, Teresa A.(28)	Senior Vice President—Non-Conforming Wholesale Division Operations++	34,240	*	18,240	16,000	*
Resta, George A.(29)	Regional Vice President—Conforming East Retail Region++	7,500	*	7,500	—	*
Rytz, Hans J.(30)	Regional Vice President—LA Wholesale Region++	10,000	*	10,000	—	*
Schoenholz, David A.(31)	Director	29,000	*	25,000	4,000	*
Slack, Diane L.(32)	—	1,250	*	1,250	—	*
Sonnenfeld, Michael J.(33)	Director, President and Chief Executive Officer	1,187,900	2.43%	351,600	836,300	1.71%
Springer, Jeffrey R.(34)	Director	37,000	*	25,000	12,000	*
Stush, Edmund J.(35)	Regional Vice President—West Wholesale Region++	10,000	*	10,000	—	*
Uchino, Gary K.(36)	Senior Vice President—Chief Credit Officer	111,800	*	62,800	49,000	*

+                    Indicates that the position is a non-executive officer position with Fieldstone Investment.

++           Indicates that the position is held with Fieldstone Mortgage Company only.

*                      Less than one percent (1%).

(1)              To the best of our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person’s name in the above table.

(2)              This registration statement shall also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)              Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering.

(4)              Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 48,835,876  shares of common stock outstanding as of August 15, 2005 . In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of any options to purchase common stock held by the selling stockholder; however, we did not assume exercise of any other holder’s options.

(5)              Includes 9,339 shares of restricted stock issued under our Plan and up to 3,240 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006.

(6)              Mr. Auen is a former employee of Fieldstone Mortgage. Includes 3,972 shares of restricted stock issued under our Plan.

(7)              Includes 7,500 shares of restricted stock issued under our Plan.

(8)              Includes 35,455 shares of restricted stock issued under our Plan, up to 4,800 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006 and 48,000 shares underlying options granted under our Plan. Mr. Buczynski has been an officer since joining us in 2001 and a director of Fieldstone Mortgage since October 2004. In the second and third quarter of 2003, we advanced a total of $60,000 to Mr. Buczynski against future earnings during his employment with us. This advance was repaid in full, without interest, on December 30, 2003.

(9)              Includes 10,000 shares of restricted stock issued under our Plan and 2,500 shares acquired as a result of the exercise of options granted under our Plan.

(10)         Includes 25,000 shares of restricted stock issued under our Plan and up to 3,240 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006.

(11)         Includes 20,000 shares of restricted stock issued under our Plan, up to 4.800 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006 and 38,000 shares underlying options granted under our Plan. Mr. Camp has been an officer since joining us in June 1999.

(12)         Includes 20,000 shares of restricted stock issued under our Plan and 30,000 shares underlying options granted under our Plan. Mr. Eckert has been a director since November 2003.

(13)         Includes 10,000 shares of restricted stock issued under our Plan and 15,000 shares underlying options granted under our Plan. Mr. Engelman has been a director since November 2003.

(14)         Includes 12,500 shares of restricted stock issued under our Plan.

(15)         Includes 9,210 shares of restricted stock issued under our Plan.

(16)         Includes 40,000 shares of restricted stock issued under our Plan and up to 4.800 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006  Mr. Hagen has been a director of Fieldstone Mortgage since October 2004(17)       Includes 5,000 shares of restricted stock issued under our Plan, up to 3.240 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006 and 15,400 shares underlying options granted under our Plan. Ms. Harkness has been an officer since joining us in March 2004.

(18)         Includes 10,000 shares of restricted stock issued under our Plan.

(19)         Includes 12,500 shares of restricted stock issued under our Plan.

(20)         Includes 5,000 shares of restricted stock issued under our Plan, up to 4.800 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006 and 18,000 shares underlying options granted under our Plan. Mr. Kendall has been an officer since joining us in April 2004.

(21)         Includes 5,000 shares of restricted stock issued under our Plan and up to 3.240 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006.

(22)         Includes 10,000 shares of restricted stock issued under our Plan and 15,000 shares underlying options granted under our Plan. Ms. Martin has been a director since November 2003.

(23)         Includes 8,890 shares of restricted stock issued under our Plan and up to 3.240 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006.

(24)         Includes 10,000 shares of restricted stock issued under our Plan and 15,000 shares underlying options granted under our Plan. Mr. Michael has been a director since November 2003.

(25)         Includes 10,000 shares of restricted stock issued under our Plan.

(26)         Includes 5,000 shares of vested restricted stock issued under our Plan and 7,500 shares underlying vested options granted under our Plan.

(27)         Includes 10,000 shares of restricted stock issued under our Plan.

(28)         Includes 15,000 shares of restricted stock issued under our Plan and up to 3.240 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006.

(29)         Includes 7,500 shares of restricted stock issued under our Plan.

(30)         Includes 10,000 shares of restricted stock issued under our Plan.

(31)         Includes 10,000 shares of restricted stock issued under our Plan and 15,000 shares underlying options granted under our Plan. Mr. Schoenholz has been a director since August 2004.

(32)         Includes 1,250 shares of restricted stock issued under our Plan. Ms. Slack is a former employee of Fieldstone Mortgage.

(33)         Includes 100,000 shares of restricted stock issued under our Plan, up to 21,600 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006, 215,600 shares underlying options granted under our Plan, and 14,400 shares acquired as a result of the exercise of options granted under our Plan. Mr. Sonnenfeld is our founder. He has been the President of Fieldstone Mortgage since its inception in 1995 and has been our President, Chief Executive Officer and a director since August 2003. At December 31, 2002, we had a $12.0 million revolving line of credit with PRB Financial Services, Inc., a Texas corporation, which subsequently assigned all of its interest in the revolving line of credit to PRB Financial Services, a Texas general partnership and shareholder of our predecessor, Fieldstone Holdings. The loan was guaranteed by all of the shareholders of Fieldstone Holdings, including Mr. Sonnenfeld. The loan was subordinated to our warehouse lines and repurchase facilities. This revolving line was increased to $32.8 million on September 15, 2003. We repaid the loan in full on November 14, 2003, and subsequently terminated this line of credit. As of December 31, 2002, the balance outstanding was $12.0 million. The interest rate on this facility was the prime rate and it was to have matured on October 30, 2008. For the years ended December 31, 2003 and 2002, we recognized interest expense on this debt of $0.5 million and $0.6 million, respectively. In October 2000, Mr. Sonnenfeld, borrowed $765,301 from PRB Financial Services to purchase shares of common stock of our predecessor, Fieldstone Holdings, in a recapitalization transaction. The purchased shares were pledged to secure the loan. This loan accrued interest at the prime rate. This loan was repaid in full, together with $133,000 in accrued interest, on November 14, 2003.

(34)         Includes 10,000 shares of restricted stock issued under our Plan and 15,000 shares underlying options granted under our Plan. Mr. Springer has been a director since November 2003.

(35)         Includes 10,000 shares of restricted stock issued under our Plan.

(36)         Includes 20,000 shares of restricted stock issued under our Plan, up to 4,800 shares covered by a performance award granted under our Plan to be issued if the maximum performance goals to which such award relates are met for the performance period ending December 31, 2006 and 38,000 shares underlying options granted under our Plan. Mr. Uchino has been an officer with us since December 1995.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We have been advised by the selling stockholders that the selling stockholders or permitted pledgees, donees or transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Unless otherwise permitted by law, if shares of our common stock are to be sold pursuant to this prospectus by permitted pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file a prospectus supplement or an amendment to the registration statement of which this prospectus is a part under applicable provisions of the Securities Act amending the list of selling stockholders to include such pledgee, donee, transferee or other successors in interest as selling stockholders under this prospectus.

Except as may be described in any prospectus supplement accompanying this prospectus, the selling stockholders may offer their shares of our common stock pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers.

The sales described in the preceding paragraphs may be effected in transactions:

•       on any national securities exchange or quotation service on which the shares of our common stock are listed or quoted at the time of sale;

•       in the over-the-counter market;

•       in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

•       through the writing of options whether the options are listed on an option exchange or otherwise; or

•       through the settlement of short sales;

•       or any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of our common stock, selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our common stock in the course of hedging their positions. The selling stockholders may also sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares.

The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our common stock which may be resold thereafter pursuant to this prospectus if our common stock is delivered by the selling stockholders. However, if the common stock is to be delivered by the selling stockholders’ successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

Selling stockholders might not sell any, or all, of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, our common stock may be sold in such states only through registered or licensed brokers or dealers.

The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular shares of our common stock being registered and offered hereby for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About Fieldstone Investment Corporation” on page 64.

General

Our charter provides that we may issue up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having par value $0.01 per share. As of August 17, 2005, 48,835,876 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Maryland law provides that none of our stockholders is personally liable for any of our obligations solely as a result of that stockholder’s status as a stockholder.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph.

Dividends, Liquidation and Other Rights

Holders of our shares of common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of our common stock have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock (including preferred stock), to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board will be required by Maryland law and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of August 4, 2005, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

As a REIT, under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year starting in 2004, our first full year after electing REIT status. Also, no more than 50% of the value of our outstanding shares of capital stock (after taking into account options to acquire shares of stock) may be owned, directly or constructively, by 5 or fewer individuals (as defined in the Internal Revenue Code to include certain entities) as of December 31, 2004, the end of our first full year after electing REIT status. In addition, although the law on the matter is unclear, a tax might be imposed if we hold a taxable mortgage pool and will be imposed on us if we hold a residual interest in a REMIC, and if certain types of entities hold our shares.

Because our board of directors believes that it is essential for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and will prohibit certain entities from owning our shares. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our outstanding shares of capital stock. In addition, our charter prohibits the following entities from owning our shares: the United States; any state or political subdivision of the United States; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Internal Revenue Code, that is exempt from both income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and any rural electrical or telephone cooperative.

Our charter also prohibits any person from (i) beneficially owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Under the terms of our charter, our board of directors may grant an exception to the 9.8% ownership limit to, and establish a higher ownership limit for, a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 9.8% limit would not jeopardize our qualification as a REIT.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of the owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on Fieldstone Investment’s status as a REIT and to ensure compliance with the ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material federal income tax consequences relating to our taxation as a REIT, and the ownership and disposition of our common stock. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•       the tax considerations to you may vary depending on your particular tax situation;

•       special rules that are not discussed below may apply to you if, for example, you are:
 tax-exempt organization;

•       broker-dealer;

•       non-U.S. person;

•       a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation;

•       subject to the alternative minimum tax provisions of Internal Revenue Code;

•       holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction;

•       holding the stock through a partnership or similar pass-through entity;

•       a person with a “functional currency” other than the U.S. dollar;

•       beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us;

•       a U.S. expatriate; or

•       otherwise subject to special tax treatment under the Internal Revenue Code;

•       this summary does not address state, local or non-U.S. tax considerations;

•       this summary deals only with investors that hold the stock as a “capital asset,” within the meaning of Section 1221 of the Internal Revenue Code; and

•       this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (IRS), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received, and do not currently intend to seek, any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common stock and the potential changes in applicable tax laws.

Our Qualification and Taxation as a REIT

General.   For certain years prior to 2003, our predecessor, Fieldstone Holdings, was a Delaware corporation that was subject to tax as a non-REIT C corporation. Fieldstone Holdings owned 100% of Fieldstone Mortgage, which was formed in 1995 and was also subject to tax as a C corporation for certain of its taxable years until 2003. Fieldstone Holdings elected to be treated as an S corporation for federal income tax purposes, effective January 1, 2003. As a result of Fieldstone Holdings’ S election, on January 1, 2003, Fieldstone Mortgage became a “qualified subchapter S subsidiary” of Fieldstone Holdings and was disregarded as an entity separate from Fieldstone Holdings for federal income tax purposes from that date. Effective November 13, 2003, Fieldstone Holdings revoked its S corporation status. The termination of its S election caused its tax year (short S corporation year) to terminate and a new tax year (short C corporation year) to commence on November 13, 2003, the termination date. The short C corporation year that commenced on November 13, 2003 ended on December 31, 2003. On November 14, 2003, Fieldstone Holdings merged with and into us, and we were the surviving entity.

We have elected to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, effective on November 13, 2003, the first day of the short C corporation year. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Commencing with the short C corporation year, we believe that we have been organized and have operated in such a manner as to qualify for taxation as a REIT, and we intend to continue to be organized and to operate in such a manner.

Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. Our ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market values of our assets and the fair market value of the real estate that is collateral for our mortgage loans. Such values may not be susceptible to a precise determination. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will so qualify for any particular year. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose stockholders who are taxed as individuals are generally taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and whose stockholders who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Overall, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we are generally not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

•       We will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•       Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our undistributed items of tax preference and alternative minimum tax adjustments.

•       If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•       Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business.

•       If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

•       We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the excess of the sum of:

•        85% of our REIT ordinary income for the year;

•        95% of our REIT capital gain net income for the year; and

•        any undistributed taxable income from prior taxable years over excess distributions made with respect to prior years.

•       We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

•       If we fail to satisfy the “10% value test” discussed below under “—Asset Tests Applicable to REITs” because we own assets the total value of which exceeds a statutory de minimis standard but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such nonqualifying assets by the highest rate of tax applicable to corporations.

•       If we fail to satisfy a requirement under the Code the failure of which would result in the loss of our REIT status, other than a failure of one or both of the gross income tests or the “10% value test” as described above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure due to reasonable cause and not willful neglect.

•       We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary of ours) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

•       With respect to an interest in a taxable mortgage pool or a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, although the law on the matter is unclear as to the ownership of an interest in a taxable mortgage pool, we might be taxable at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held by “disqualified organizations.” For a discussion of “excess inclusion income,” see “—Taxable Mortgage Pools and REMICs.” A “disqualified organization” includes:

•        the United States;

•        any state or political subdivision of the United States;

•        any foreign government; any international organization;

•        any agency or instrumentality of any of the foregoing;

•        any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•        any rural electrical or telephone cooperative.

For this reason, our charter prohibits disqualified organizations from owning our shares.

•        If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction (including as a result of our conversion to a REIT from an S corporation that was taxable as a non-REIT C corporation in previous years), we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

The provisions of the Internal Revenue Code applicable to S corporations apply a rule similar to the one described in the last bullet point above to tax built-in gain attributable to a non-REIT C corporation if the C corporation makes an S election and recognizes any of the built-in gain during the 10-year period following the effective date of the S election. On the effective date of the S election of Fieldstone

Holdings, our predecessor, which was January 1, 2003, Fieldstone Holdings had a material amount of “franchise value” in its business in excess of its book value, which could give rise to a tax liability attributable to the built-in gain rules described above. As a consequence of the merger and our REIT election, we inherited the potential tax liability relating to any built-in gain of Fieldstone Holdings. Accordingly, if we sell our business or substantially all of our assets during the 10-year period ending December 31, 2012, we will be subject to regular corporate tax on some amount of gain. The total amount of gain on which we can be taxed is limited to the excess of the aggregate fair market value of Fieldstone Holdings’ assets at the time of the S election over the adjusted tax bases of those assets at that time. As this tax would be significant, we intend to manage our affairs in a manner that takes into account the potential incurrence of this tax. This may result in our seeking to avoid any taxable disposition of our business or substantially all of our assets prior to January 1, 2013, even if such transaction might otherwise be in our best interests if this tax were not to apply. None of the loan sales made by Fieldstone Holdings since January 1, 2003 triggered any built-in gains tax because those loans were held for sale and, therefore, Fieldstone Holdings was required to use “mark-to-market” accounting with respect to those loans for its tax accounting. Consequently, there was no gain attributable to those loans for tax purposes at the time of Fieldstone Holdings’ S election.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which we own an interest, including Fieldstone Mortgage, will be subject to federal corporate income tax on its net income.

Requirements for Qualification as a REIT.   The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)   that is managed by one or more trustees or directors;

(2)   the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)   that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)   that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)   the beneficial ownership of which is held by 100 or more persons;

(6)   of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

(7)   that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8)   that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we will issue sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements and cannot avail ourselves of any statutory relief provisions, we will fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

Distribution of “Earnings and Profits” Attributable to Non-REIT C corporation Taxable Years.   To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation taxable year (non-REIT C corporation E&P). As of the effective date of Fieldstone Holdings’ S election, Fieldstone Holdings had non-REIT C corporation E&P. We succeeded to any non-REIT C corporation E&P of Fieldstone Holdings and had until the close of our first taxable year as a REIT, December 31, 2003, to distribute any such remaining non-REIT C corporation E&P. Prior to the effective date of our REIT election, November 13, 2003, during Fieldstone Holdings’ short S corporation year, Fieldstone Holdings made regular tax distributions to its S corporation shareholders. Ordinarily, distributions paid by an S corporation are treated by a shareholder, first, as a nontaxable return of capital to the extent of the shareholder’s share of the S corporation’s “accumulated adjustments account,” and, second, as a dividend to the extent of the S corporation’s accumulated non-REIT C corporation E&P. Fieldstone Holdings obtained the consent of each of its S corporation shareholders to whom a distribution was made during the short S corporation year to elect to have its 2003 distributions treated first as dividends to the extent of Fieldstone Holdings’ non-REIT C corporation E&P.

Fieldstone Holdings commissioned a national accounting firm to prepare an estimate of its non-REIT C corporation E&P at December 31, 2002. This estimate formed the basis of our determination of the amount of dividends that were paid to Fieldstone Holdings’ shareholders prior to the closing of the 144A Offering to purge the non-REIT C corporation E&P for Fieldstone Holdings. Accordingly, we believe that as of the close of 2003, we no longer had any non-REIT C corporation E&P.

There can be no assurance, however, that the IRS will not examine Fieldstone Holdings’ tax returns from its years as a C corporation and propose adjustments to increase Fieldstone Holdings’ taxable income from those years. If the IRS determines that we failed to distribute all of our non-REIT C corporation E&P by the close of 2003, although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which we had non-REIT C corporation E&P, provided that we satisfy certain “deficiency dividend” procedures described below in “—Annual Distribution Requirements Applicable to REITs.”

Qualified REIT Subsidiaries.   If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries.   A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Currently, we have one subsidiary, Fieldstone Mortgage, which we have elected to treat as a taxable REIT subsidiary of ours. As a taxable REIT subsidiary, Fieldstone Mortgage is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation on its net income. To the extent that Fieldstone Mortgage is required to pay taxes, we will have less cash available for distribution to shareholders. If dividends are paid by Fieldstone Mortgage to us, then dividends from us to our shareholders who are taxed at individual rates, up to the amount of dividends we receive from Fieldstone Mortgage, will generally be eligible to be subject to tax at reduced capital gains rates, rather than taxed at ordinary income rates. See “Taxation of U.S. Holders of Our Common Stock—Qualified Dividend Income.” Currently, we anticipate that Fieldstone Mortgage will retain any income it generates, net of any tax liability it incurs on that income.

Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITS, such as fees from the origination and/or servicing of loans for third parties, could be earned by a taxable REIT subsidiary without affecting our status as a REIT. We sell all of our conforming loans and the portion of our non-conforming loans that we do not hold in portfolio, and perform other servicing and origination functions, through Fieldstone Mortgage.

Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its REIT owner, although we currently do not anticipate that this limitation will apply to interest payments made by Fieldstone Mortgage to us. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, Fieldstone Mortgage if the IRS were to assert successfully that the economic arrangements between us and Fieldstone Mortgage are not comparable to similar arrangements among unrelated parties.

Taxable Mortgage Pools and REMICs.   An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•       substantially all of its assets consist of debt obligations or interests in debt obligations;

•       more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•       the entity has issued debt obligations (liabilities) that have two or more maturities; and

•       the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

An entity or portion of an entity will be treated as a REMIC for purposes of the Internal Revenue Code if:

•       it satisfies requirements relating to the types of interests in the entity;

•       substantially all of its assets are comprised of qualified mortgages and certain other permitted instruments at all times, except during an initial and final period;

•       it adopts arrangements to ensure that disqualified organizations will not hold residual interests and that information needed to calculate the tax on transfers of residual interests to such organizations will be made available by the entity;

•       it has a taxable year that is the calendar year, and

•       the election to be treated as a REMIC applies for the taxable year and all prior taxable years.

Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, a portion of a REIT, or a REIT subsidiary that is disregarded as a separate entity from the REIT that is a taxable mortgage pool, however, special rules apply. The portion of a REIT’s assets, held directly or through a REIT subsidiary that is disregarded as a separate entity from the REIT, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders. The Treasury Department has yet to issue regulations governing the tax treatment of the shareholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a REMIC or taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Annual Distribution Requirements Applicable to REITs.”

Our excess inclusion income would be allocated among our shareholders. A shareholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See “Taxation of Non-U.S. Holders of Our Common Stock—Distributions.” Although the law on this matter is unclear with regard to taxable mortgage pool interests, to the extent excess inclusion income is allocated to a tax-exempt stockholder of ours that is not subject to unrelated business income tax (such as a government entity), we would be taxable on this income at the highest applicable corporate tax rate (currently 35%). While our charter prohibits our stock from being held by entities that might subject us to this tax, this prohibition may not ensure that this tax will not be imposed by us. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

In connection with the securitization that closed on October 7, 2003, we elected to treat the securitization trust as a REMIC. At the closing of the securitization, we sold the REMIC residual interest to a third party. Therefore we do not expect that any of our retained interest in the REMIC securities will give rise to “excess inclusion income.” With regard to each of the securitizations that closed in 2004, we have received an opinion of counsel from McKee Nelson LLP that, although the securitization trust will be classified as a taxable mortgage pool during the time any notes secured by the assets in the trust are outstanding, the trust will not be subject to federal income tax during such time as long as we qualify as a REIT.

If a subsidiary partnership of ours, not wholly-owned by us directly or through one or more disregarded entities, were a taxable mortgage pool, the foregoing rules would not apply. Rather, the partnership that is a taxable mortgage pool would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not believe that we have, and currently do not intend to form, any subsidiary partnerships that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

•       rents from real property;

•       interest on debt secured by mortgages on real property or on interests in real property;

•       dividends or other distributions on, and gain from the sale of, stock in other REITs;

•       gain from the sale of real property or mortgage loans;

•       amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by reference to income and profits;

•       income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•       interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from

(i) dividends, (ii) interest, and (iii) gain from the sale or disposition of stock or securities. If less than 95% of the assets of a REMIC in which we hold an interest are real estate assets, we will be treated as receiving directly our proportionate share of the REMIC’s income for purposes of the gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and following identification of the failure, we file with the Internal Revenue Service a schedule describing each item of our gross income.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

Our income for purposes of these tests includes our allocable share of all income earned by any entities in which we own an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The income tests described above are based on our gross income. For federal income tax purposes, we will be treated as earning interest income on all of our loans that have been securitized and with respect to which we have not made a REMIC election, including, without limitation, the loans that were securitized in 2004. Although we will have a partially offsetting interest expense with respect to the interest owed on the securities issued pursuant to these securitizations, this interest expense will not reduce the gross income that we are considered to recognize for purposes of the gross income tests. We elected to treat the securitization trust as a REMIC election with regard to the securitization that closed on October 7, 2003. If less than 95% of the REMIC’s assets are real estate assets, we will be treated as earning directly our proportionate share of the REMIC’s income (although we expect that substantially all of the income will generally be treated as qualifying interest for purposes of both gross income tests). If at least 95% of the REMIC’s assets are real estate assets, we will include in gross income 100% of the income earned on our REMIC interests, which will be treated as qualifying interest for purposes of both gross income tests.

Gross income from servicing and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends.   Our share of any dividends received from Fieldstone Mortgage or from any other corporations in which we may own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We expect to limit any dividends from Fieldstone Mortgage to stay within the limit on nonqualifying income under the 75% gross income test.

Interest.   The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. We do not expect that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment fees, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage loans generally is qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the property of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

Fee Income.   We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. Currently, it is our intention that our taxable REIT subsidiary, Fieldstone Mortgage, conduct all of our conforming loan origination and sales, as well as other servicing and origination functions. In this case, the income earned by Fieldstone Mortgage from these services is not included for purposes of our income tests.

Hedging Transactions.   From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, including mortgage loans, any income or gain from the hedging transaction will be disregarded for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Internal Revenue Code and the regulations promulgated thereunder. For our taxable years beginning prior to January 1, 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedged with nonqualifying types of financial instruments prior to January 1, 2005, we hedge against other types of risks or a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”), the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents from Real Property.   We currently do not own any real property other than a small amount of real property acquired through the foreclosure of mortgage loans. To the extent that we acquire real property or an interest therein in the future, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”

Prohibited Transactions Tax.   A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our portfolio assets are held for sale to customers and that a sale of any of our portfolio assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. Sales of loans by our taxable REIT subsidiary, Fieldstone Mortgage, are not subject to this 100% tax but Fieldstone Mortgage is subject to regular corporate taxes on its net income.

It is our current intention that any securitizations that we undertake with regard to our non-conforming loans will not be treated as sales for tax purposes. On the other hand, if we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for us to securitize our non-conforming mortgage loans. The securitization that we closed on October 7, 2003 will be treated as a sale for federal income tax purposes because we elected to treat the securitization trust as a REMIC. Because this securitization closed before the effective date of our REIT election, such sale will not be subject to the prohibited transactions tax applicable to REITs. Since the effective date of our REIT election, our taxable REIT subsidiary, Fieldstone Mortgage, continues to sell the conforming loans that it originates on a whole loan sale basis and any other loans the sale of which we believe would be subject to the prohibited transactions tax.

Foreclosure Property.   Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•       that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•       for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•       for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•       on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•       on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•       which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

•       At least 75% of the value of our total assets must be represented by the following:

•        interests in real property, including leaseholds and options to acquire real property and leaseholds;

•        interests in mortgages on real property;

•        stock in other REITs;

•        cash and cash items;

•        government securities;

•        investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

•        regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

•       Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

•       Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•       Except for securities of taxable REIT subsidiaries, the securities in the 75% asset class described in the first bullet point above and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of any one issuer.

•       Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The asset tests described above are based on our total assets. With regard to our securitizations for federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized and with respect to which we have not made a REMIC election, including, without limitation, the loans that we have securitized in 2004. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests. Because we elected to treat as a REMIC the securitization trust used for the securitization that we closed on October 7, 2003, we are no longer treated as owning the mortgage loans that we transferred in the securitization; instead we are treated as owning interests in a REMIC, with the consequences described above and under “—Taxable Mortgage Pools and REMICs” and “—Income Tests.”

Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (i) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (ii) loans to individuals or estates; (iii) obligations to pay rents from real property; (iv) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (v) securities issued by other REITs; (vi) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (vii) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (viii) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (ix) any other arrangement described in future Treasury regulations.

Debt will meet the “straight debt” safe harbor if (i) neither we, nor any of our taxable REIT subsidiaries, own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Internal Revenue Code, (ii) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (iii) the debt is not convertible, directly or indirectly, into stock, and (iv) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (i) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (x) 5% of the annual yield to maturity or (y) 0.25%, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that all or substantially all of the mortgage loans that we are considered to own for purposes of these rules are qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in Fieldstone Mortgage and our other assets to ensure compliance with the 20% asset test applicable to our investment in one or more taxable REIT subsidiaries. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable, in which case we might not satisfy the 75% and 20% asset tests and would fail to qualify as a REIT.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT, except as described below.

For our taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% limitation, the 10% voting securities limitation or the 10% value limitation does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets, the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file a schedule with the Internal Revenue Service that describes the assets.

We currently believe that the loans, securities and other assets that we hold satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:

•       the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

•       the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the excess of the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, over excess distributions from prior years.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by us for federal income tax purposes. Other potential sources of non-cash taxable income include loans and securities that are financed through securitization structures, which require some or all of the available interest income from these assets to be used to repay principal on these borrowings; distressed loans on which we may be required to accrue interest or discount income even though the borrower is unable to make current or past due debt service payments; and, to a limited extent, loans or mortgage backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance of the receipt of the related cash flow. In the event that such timing differences occur, and in other circumstances, it might be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of taxable in-kind distributions of property (including, for example, our own debt securities).

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

For our taxable years beginning after December 31, 2004, if we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “—Asset Tests” and “—Income Tests”), we can avoid disqualification of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings and could affect the trading price of our common stock. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated E&P, whether or not attributable to capital gains of ours. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual distributees may be eligible for the reduced income tax rate of 15% or less on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Taxation of U.S. Holders of Our Common Stock

U.S. Holder.   As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for United States federal income tax purposes:

•       a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

•       a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

In the case of an entity treated as a partnership for United States federal income tax purposes that holds our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in our common stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors.

A “non-U.S. holder” is a holder of our common stock who is not a “U.S. holder.”

Distributions Generally.   As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the maximum 15% capital gains rate that generally applies to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends.   We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be indicated to U.S.

holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We must classify portions of our designated capital gain dividend into the following categories:

•       a 15% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 15%; or

•       an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

Recipients of capital gain dividends that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income.   Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to a non-corporate taxpayer, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations (including Fieldstone Mortgage), our “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if we designate certain dividends as qualified dividend income to our shareholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for at least 61 days during the 121-day period beginning on the date that is 60 days before the date on which the stock becomes ex-dividend. A longer holding period may apply to preferred dividends that are attributable to a period or periods aggregating in excess of 366 days.

Other Tax Considerations.   Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income, and as a result, U.S. holders of our stock generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of our stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders of our stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

If “excess inclusion income” from a taxable mortgage pool or a REMIC is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year, this income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “Our Taxation as a REIT—Taxable Mortgage Pools and REMICs.”

Sales of Our Common Stock.   Upon any taxable sale or other disposition of our common stock, a U.S. holder of our common stock will recognize gain or loss for federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

•       the amount of cash and the fair market value of any property received on such disposition; and

•       the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock.

In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

U.S. Taxation of Non-U.S. Holders of Our Common Stock

Distributions.   Distributions by us to a non-U.S. holder of our common stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign shareholder is excess inclusion income. Excess inclusion income will generally be allocated to our shareholders to the extent we have “excess inclusion income” that exceeds our undistributed REIT taxable income in a particular year. See “Our Qualification and Taxation as a REIT—Taxable Mortgage Pools and REMICs.” Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

•       a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us; or

•       the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common stock will reduce the non-U.S. holder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “U.S. Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock.”

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•       the investment in the common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•       the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Except as described in the next sentence, distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will be subject to U.S. federal income tax in the manner described in the first three paragraphs above under “—Distributions.”

This treatment will not apply, however, to any such distribution received with respect to a class of stock that is not regularly traded on an established securities market located in the United States or is paid to a non-U.S. holder who owns, at any time during the tax year in which the distribution is received, more than 5% of the class of stock with regard to which the distribution is paid. Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” a non-U.S. holder receiving a distribution described in the previous sentence will be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. We will be required to withhold and remit to the Internal Revenue Service 35% (or 15% to the extent provided for in Treasury regulations) of any such distribution to non-U.S. holders that is either designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided for in Treasury regulations) of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability.

Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against any United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

Sales of Our Common Stock.   Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

•       the investment in our common stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•       the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•       our common stock constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a United States real property interest if we either are not a U.S. real property holding corporation or we are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other trade and business assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be considered a U.S. real property holding corporation. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our stock will become publicly traded, however, we cannot guarantee that we will remain a domestically-controlled REIT.

Even if we were a U.S. real property holding corporation and did not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our stock, the gain from such a sale by such a non-U.S. holder will not be subject to FIRPTA tax if:

•       the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market; and

•       the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold during the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, a non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code and our shares of stock are not being used in an unrelated trade or business, the dividend and interest income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. To the extent, however, that we, or a part of us, or a disregarded subsidiary of ours, is a taxable mortgage pool, or we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. Excess inclusion income will generally be allocated to our stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “Our Qualification and Taxation as a REIT—Taxable Mortgage Pools and REMICs.”

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-

exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a “pension held REIT” if it meets the following two tests:

•       it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•       either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the current estimated ownership of our common stock and the limitations on transfer and ownership of common stock in our charter, we do not expect to be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

U.S. Holders of Common Stock. In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common stock held by U.S. holders, unless an exception applies.

The payor is required to withhold tax on such payments, currently at the rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of the dividends or interest on our common stock is required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

A U.S. shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Some U.S. holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends and interest paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Holders of Our Common Stock.  Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Tax Aspects of Our Investments in Partnerships, Limited Liability Companies and Business Trusts

General.   The ownership by us of an interest in one or more partnerships, limited liability companies or business trusts may involve special tax considerations. These tax considerations include the following:

•       the allocations of income and expense items of the subsidiary partnerships, limited liability companies or business trusts, which could affect the computation of our taxable income;

•       the status of each subsidiary partnership, limited liability company or business trust as a partnership or entity disregarded as separate from its owner (as opposed to an association taxable as a corporation) for income tax purposes; and

•       the taking of actions by any of the subsidiary partnerships, limited liability companies or business trusts that could adversely affect our qualification as a REIT.

We believe that any subsidiary partnership, limited liability company or business trust in which we own or acquire an interest will be treated for income tax purposes as a partnership or entity disregarded as separate from its owner (and not as an association taxable as a corporation). If any subsidiary partnership, limited liability company or business trust were to be treated as a corporation, and we owned less than 100% of the interests in such entity, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

Ownership of Partnership Interests and Interests in a Disregarded Entity by a REIT.   If we own 100% of the interests in a limited liability company or a business trust, and the entity is not treated as a corporation for tax purposes, then we will be treated as owning the assets, and having earned the income, of such entity directly.

If we are a partner in an entity treated as a partnership for income tax purposes, we will be deemed to own our proportionate share of the assets of the partnership and will be deemed to earn our proportionate share of the partnership’s income. In addition, the assets and gross income of such a partnership retain the same character in our hands for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of these partnerships is treated as our assets and items of income for purposes of applying the asset and income tests. It is our current intention to have direct control of any entity in which we own an interest that is treated as a partnership for income tax purposes and to operate the partnership in a manner that is consistent with the requirements for qualification as a REIT.

State and Local Taxes

We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

A portion of our income is earned through Fieldstone Mortgage. Fieldstone Mortgage is subject to federal and state income tax at normal applicable corporate rates. In addition, Fieldstone Mortgage may be limited in its ability to deduct some payments made to us. To the extent that we and Fieldstone Mortgage are required to pay federal, state and local taxes, we will have less cash available for distribution to our stockholders.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to our stock of at least (i) for a stockholder that is an individual, S corporation, trust or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements of Fieldstone Investment Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, including Schedule IV-mortgage loans on real estate as of December 31, 2004, have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Maryland General Corporation Law (MGCL) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains a provision that eliminates the above-described liability to the maximum extent permitted by the MGCL. Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or while a director or officer of the Registrant is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

WHERE YOU CAN FIND MORE INFORMATION ABOUT
FIELDSTONE INVESTMENT CORPORATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-8 under the Securities Act, including exhibits and schedules, for the shares of our common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information, we refer you to the registration statement, including the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F. Street, N.W., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at (202) 551-8090. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you free of charge on the SEC’s website at www.sec.gov and on our website at www.FieldstoneInvestment.com.

Website Access to our Periodic SEC Reports

Our corporate website is www.FieldstoneInvestment.com. Our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% shareholders (on Forms 3, 4 and 5), are available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

•       The Registrant’s Prospectus dated April 4, 2005 (File No. 333-114802), as filed with the SEC pursuant to Rule 424(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes audited financial statements for the Registrant for the fiscal year ended December 31, 2004.

•       The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

•       The Registrant’s Current Reports on Form 8-K, as filed with the SEC on April 6, 2005, April 22, 2005, May 4, 2005, May 16, 2005, June 27, 2005 and August 2, 2005.

•       The Registrant’s Definitive Proxy Statement, as filed with the SEC on April 1, 2005 for our 2005 Annual Meeting of Stockholders.

•       The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A filed on September 14, 2004.

Any report or other document subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such report or other document. Any statement in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Registrant is not however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Registrant’s charter contains a provision that eliminates the above-described liability to the maximum extent permitted by the MGCL. The Registrant’s charter and bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or while a director or officer of the Registrant is or was serving, at the Registrant’s request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in the Registrant’s charter and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid or reimbursed by the Registrant in advance of the final disposition of any such proceeding. The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 7.   Exemption from Registration Claimed.

With respect to the 560,056 shares of common stock constituting “restricted securities” under Rule 144 of the Securities Act to be reoffered or resold pursuant to this registration statement, 495,016 of these shares were issued pursuant to the Plan to our directors, officers and employees in accordance with Rule 701 under the Securities Act. Of these shares, 448,671 shares were granted directly as restricted stock awards to our directors, officers and employees on November 13, 2003, 19,445 shares were granted directly as restricted stock awards to our officers on February 25, 2004, 10,000 shares were granted directly as a restricted stock award to one of our directors upon his appointment to our board of directors in August 2004, and 16,900 shares were issued upon exercise of options previously awarded under the Plan to our officers and employees.

The remaining 65,040 shares constituting “restricted securities” under Rule 144 of the Securities Act represent the maximum number of shares that may be awarded to recipients upon the achievement of performance targets set forth in performance share awards granted by the Registrant to certain of its executive and senior officers on June 22, 2005 in reliance on the exemption from registration under the Securities Act provided in Section 4(2) of the Securities Act.

Item 8.   Exhibits.

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of the Registrant(1)
3.2	Bylaws of the Registrant(2)
4.1	Fieldstone Investment Corporation Equity Incentive Plan(3)
5.1	Opinion of Hogan & Hartson L.L.P. (filed herewith)
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.2	Consent of KPMG LLP (filed herewith)
24.1	Power of Attorney (included on the signature page hereof)

(1)          Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on April 23, 2004 (SEC File No. 333-114802).

(2)          Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on April 23, 2004 (SEC File No. 333-114802).

(3)          Incorporated by reference to Exhibit 10.1 to Amendment No. 9 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on January 31, 2005 (SEC File No. 333-114802).

Item 9.   Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however,     that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Fieldstone Investment Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland, on this 18th day of August, 2005.

FIELDSTONE INVESTMENT CORPORATION (registrant)
By:	/s/ MICHAEL J. SONNENFELD
Michael J. Sonnenfeld President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael J. Sonnenfeld, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ MICHAEL J. SONNENFELD	President and Chief Executive Officer, Director	August 18, 2005
Michael J. Sonnenfeld	(Principal Executive Officer)
/s/ ROBERT G. PARTLOW	Chief Financial Officer	August 18, 2005
Robert G. Partlow	(Principal Financial and Accounting Officer)
/s/ THOMAS D. ECKERT	Chairman of the Board	August 18, 2005
Thomas D. Eckert
/s/ DAVID S. ENGELMAN	Director	August 18, 2005
David S. Engelman
/s/ CELIA V. MARTIN	Director	August 18, 2005
Celia V. Martin
/s/ JONATHAN E. MICHAEL	Director	August 18, 2005
Jonathan E. Michael
/s/ DAVID A. SCHOENHOLZ	Director	August 18, 2005
David A. Schoenholz
/s/ JEFFREY R. SPRINGER	Director	August 18, 2005
Jeffrey R. Springer

EXHIBIT INDEX

Exhibit Number		Description
3.	1	Articles of Amendment and Restatement of the Registrant(1)
3.	2	Bylaws of the Registrant(2)
4.	1	Fieldstone Investment Corporation Equity Incentive Plan(3)
5.	1	Opinion of Hogan & Hartson L.L.P. (filed herewith)
23.	1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.	2	Consent of KPMG LLP (filed herewith)
24.	1	Power of Attorney (included on the signature page hereof)

(1)          Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on April 23, 2004 (SEC File No. 333-114802).

(2)          Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on April 23, 2004(SEC File No. 333-114802).

(3)          Incorporated by reference to Exhibit 10.1 to Amendment No. 9 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on January 31, 2005 (SEC File No. 333-114802).